Exhibit 10.2

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of

February 23, 2015

among

ATLAS RESOURCE PARTNERS, L.P.,

as Borrower,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Bookrunner

Annexes, Exhibits and Schedules

Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Reserve Report Certificate
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Hedge Facility Intercreditor Agreement
Exhibit I	Form of Intercreditor Agreement
Exhibit J-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.11	ERISA
Schedule 7.15	Subsidiaries; Unrestricted Subsidiaries; Designated Partnerships; Undesignated Partnerships
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 9.05	Investments

THIS SECOND LIEN CREDIT AGREEMENT, dated as of February 23, 2015, is among ATLAS RESOURCE PARTNERS, L.P. (the “Borrower”), a Delaware limited partnership; each of the Lenders from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in its capacity as administrative agent, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in its capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, collectively, the “Agents” and each, an “Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide a $250,000,000 second lien term loan to the Borrower.

B. The Lenders have agreed to make such loans subject to the terms and conditions of this Agreement.

C. NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 6.01 hereof, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” means Debt (a) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(a) any properties or assets to be used by the Borrower or a Restricted Subsidiary in the Energy Business;

(b) capital expenditures by the Borrower or a Restricted Subsidiary in the Energy Business;

(c) the Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Borrower or a Restricted Subsidiary; or

(d) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (c) and (d), such Restricted Subsidiary is primarily engaged in the Energy Business.

“Additional Lender” means any Person (other than a natural person) that is not an existing Lender and has agreed to provide Incremental Commitments pursuant to Section 2.06 or Refinancing Commitments pursuant to Section 2.07.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning assigned such term in Section 9.13(a).

“Agent Parties” has the meaning assigned such term in Section 12.01(c).

“Agreement” means this Second Lien Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“All-In-Yield” means, as to any Debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate or ABR floor, or other fees paid ratably to all lenders of such Debt, in each case, incurred or payable by the Loan Parties generally to all the lenders of such Debt; provided, that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Debt), and (b) “All-In-Yield” shall not include arrangement fees, structuring fees, amendment fees and similar fees payable to a lender of such Debt.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted LIBO Rate for a one-month Interest Period on that day (or if that day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA.

“Applicable Margin” means, for any day, with respect to (i) any ABR Borrowing, 8.0% and (ii) with respect to any Eurodollar Borrowing, 9.0%.

“Applicable Percentage” means, with respect to any Lender at any time, prior to the making of the Loans, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender’s Commitment at such time and after the making of the Loans, the percentage (carried out to the ninth decimal place) of the Loans held by such Lender to the total outstanding Loans. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland Sewell & Associates, Inc., (c) Wright & Company, (d) Schlumberger Ltd., (e) Cawley Gillespie and Associates, Inc., (f) WD Von Gotten, (g) Degolyer and McNaughton, (h) HJ Gruy and Associates, Inc., (i) Lee Keeling and Associates, (j) Sproule, (k) La Roche, (l) W. Cobb and Associates and (m) any other independent petroleum engineers reasonably acceptable to the Administrative Agent as directed by the Required Lenders.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as sole lead arranger and sole lead bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Energy Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (a) shares of Equity Interests of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.02 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary, or (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Borrower or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(i) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) the sale of cash or other disposition of Cash Equivalents, the early termination of obligations in respect of Swap Agreements or other financial instruments in the ordinary course of business;

(iii) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(iv) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer used or useful in the business of the Borrower and the Restricted Subsidiaries;

(v) transactions in accordance with Section 9.10;

(vi) an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(vii) for purposes of Section 9.11 only, the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by Section 9.04;

(viii) an Asset Swap;

(ix) dispositions of assets with a fair market value of less than $10,000,000;

(x) Excepted Liens;

(xi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xii) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(xiii) foreclosure on assets;

(xiv) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Energy Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(xv) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(xvi) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(xvii) the abandonment, farmout, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business; and

(xviii) the sale or transfer (whether or not in the ordinary course of business) of any oil and gas property or interest therein to which no proved reserves are attributable at the time of such sale or transfer.

“Asset Sale Acceptance Notice” has the meaning assigned such term in Section 3.04(c)(i)(E).

“Asset Sale/Casualty Event Offer” has the meaning assigned such term in Section 3.04(c)(i)(D).

“Asset Swap” means any concurrent purchase and sale or exchange of any oil or natural gas property or interest therein between the Borrower or any of the Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.11 as if the Asset Swap were an Asset Disposition.

“Assignee” has the meaning set forth in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form reasonably approved by the Administrative Agent.

“Atlas Pipeline Tennessee Acquisition” means the acquisition of all of the outstanding Equity Interest of Atlas Tennessee Pipeline LLC by a Restricted Subsidiary of the Borrower or a Guarantor.

“Available Cash” has the meaning given to such term in the Borrower’s limited partnership agreement, as of the Effective Date (including with respect to any additional defined terms used in such definition).

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means (a) with respect to Borrower, the board of directors of the General Partner or any authorized committee thereof, and (b) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means the “Borrowing Base” under and as defined in the First Lien Credit Agreement.

“Borrowing Base Deficiency” has the meaning given to such term in the First Lien Credit Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P2” or the equivalent thereof by Moody’s and having combined capital and surplus in excess of $100,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(f) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of the Restricted Subsidiaries having a fair market value in excess of $10,000,000.

“Change of Control” means an event or series of events by which:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting in concert as a partnership or other “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b) the Borrower or another Loan Party ceases to own 100% of the Equity Interests of any Guarantor;

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(d) the General Partner ceases to be the sole general partner of the Borrower or ceases to maintain Sole Management Control of the Borrower; provided that, in the event of any disposition of general partner interests in the Borrower by the General Partner (a “GP Disposition”) after the Effective Date which results in the General Partner no longer being the sole general partner of the Borrower, such GP Disposition shall not be deemed to be a Change of Control so long as the Borrower provides prior written notice thereof to the Administrative Agent and the Lenders, together with such other information as may be reasonably necessary to demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that the General Partner will retain Sole Management Control of the Borrower after giving effect to such GP Disposition;

(e) except as permitted by clause (d) above and unless the Parent is the General Partner, the Parent, the Borrower, or one or more of each of their Affiliates, ceases to own at least 51% of the Equity Interests of the General Partner; or

(f) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the General Partner; provided that a “Change of Control” shall not be deemed to occur solely as a result of a transfer of the Capital Stock in the General Partner to a new entity in contemplation of the initial public offering of such new entity, or as a result of any further offering of Capital Stock of such new entity (or securities convertible into such Capital Stock) so long as the persons or entities that are the Beneficial Owners of the Capital Stock in the General Partner on the Issue Date hold more than 50% of the Voting Stock of such new entity.

“Change of Control Date” has the meaning assigned such term in Section 3.04(c)(iii).

“Change of Control Offer” has the meaning assigned such term in Section 3.04(c)(iii).

“Change of Control Offer Acceptance Notice” has the meaning assigned such term in Section 3.04(c)(iii).

“Change of Control Payment” has the meaning assigned such term in Section 3.04(c)(iii).

“Change of Control Payment Date” has the meaning assigned such term in Section 3.04(c)(iii).

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, original issue discount or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans in the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment”, and “Commitments” means the aggregate amount of the Commitments of all the Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means the certificate required to be delivered by the Borrower to the Administrative Agent pursuant to Section 8.01(c).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 12.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Coverage Ratio” has the meaning set forth in the Indenture as of the Effective Date (including with respect to any additional defined terms used in such definition).

“Consolidated Net Income” means with respect to the Borrower and the Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with Section 1.05; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary to the Borrower or a Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Law applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, to the extent so restricted or prohibited, in each case determined in accordance with GAAP; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary gains or losses during such period; and (d) any gains or losses attributable to writeups or writedowns of assets, including writedowns under ASC Topics 350 and 360; provided further that if the Borrower or any Restricted Subsidiary shall consummate a Material Acquisition or Material Disposition (other than a sale-leaseback transaction permitted under Section 9.11), then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition had occurred on the first day of the period consisting of the four consecutive fiscal quarters of the Borrower ending on the last day of the most recently ending fiscal quarter for which financial statements are available and otherwise in accordance with Regulation S-X of the SEC. “Consolidated Net Income” shall include, without duplication, cash dividends and other cash distributions received during such period by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary to the extent set forth in Section 1.05(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 5% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means, with respect to any Loan Party, one or more debt facilities (including, without limitation, the First Lien Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original First Lien Credit Agreement or any other credit or other agreement or indenture).

“Debt” means, for any Person, the sum of the following (without duplication, whether contingent or not): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the Property encumbered, as determined by such Person in good faith; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments for periods in excess of 120 days prior to the day of delivery, other than sales of Hydrocarbons and gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, or by Law but only to the extent of such liability; (l) the liquidation value of Disqualified Capital Stock of such Person; and (m) the undischarged balance of any dollar denominated production payment (but not any volumetric production payment) created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Debt of any Person described in clauses (f), (g) and (h) of this definition shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation of such other Person and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Debt, unless such primary obligation and/or the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Debt shall be deemed to be equal to such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Debt Prepayment Acceptance Notice” has the meaning assigned such term in Section 3.04(c)(ii).

“Debt Prepayment Offer” has the meaning assigned such term in Section 3.04(c)(ii).

“Declined Amounts” has the meaning assigned such term in Section 3.04(c)(i)(E).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Partnership” means any partnership or limited liability company, other than a partnership or limited liability company that the Borrower has determined, by notice to the Administrative Agent pursuant to Section 8.01(o) or Section 9.20(b), shall not be a “Designated Partnership”, that (i) is listed on Schedule 7.15 hereto as a “Designated Partnership”, (ii) is governed at all times by (A) an Organizational Document in form and substance substantially similar to the forms of the Organizational Document of the partnerships listed on Schedule 7.15 hereto of which Atlas Resources, LLC is the Master General Partner and which closed subscriptions on or after January 1, 2009 or (B) Organizational Documents that are otherwise reasonably acceptable to the Administrative Agent as directed by the Required Lenders; provided that for any Designated Partnership formed after the March 22, 2011, the Organizational Document for such Designated Partnership shall contain provisions allowing the Master General Partner of such Designated Partnership to withdraw its ownership interest in such Designated Partnership in the form of a working interest in such Designated Partnership’s Oil and Gas Properties equal to its interest as Master General Partner in the revenues of such Designated Partnership at the request of the Administrative Agent or the Required Lenders without the consent of any other party to such Organizational Document and (iii) (A) at all times, in the case of any Designated Partnership that is a limited partnership, has a sole general partner that is a Loan Party and, in the case of any Designated Partnership that is a limited liability company, has a sole managing member or sole manager that is a Loan Party; (B) does not at any time engage in any line of business other than Hydrocarbon exploration, development, acquisition or production; (C) does not at any time own (whether in fee or by leasehold) any material asset other than Hydrocarbon Interests and Property reasonably related thereto, including, in the case of any Participating Partnership, Swap Agreements permitted under clause (I) of this definition; (D) does not at any time incur, create, assume or suffer to exist any Debt except, so long as such Loan Party is in compliance with Section 8.13(e), loans owing to a Loan Party that is the Master General Partner of such Designated Partnership; (E) does not at any time incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except Liens created pursuant to the Designated Partnership Hedge Facility, Excepted Liens, Immaterial Title Deficiencies and Liens securing Debt permitted under clause (D) of this definition; (F) at all times has a Loan Party as the operator or co-operator of its Oil and Gas Properties; (G) has not taken any action including, without limitation, the amendment of its organizational documents, that causes the Equity Interests to be “securities” under Article 8 of the UCC unless the Loan Party owning such Equity Interests has taken, or caused to be taken, all actions reasonably requested by the Administrative Agent (including, without limitation, the delivery of any certificates evidencing such securities and related stock powers and/or entering into control agreements reasonably acceptable to the Administrative Agent) to protect and perfect the second priority security interest of the Administrative Agent in such Equity Interests and facilitate the Administrative Agent’s exercise of remedies with respect to such Equity Interests in accordance with the terms of the Security Instruments; (H) at all times has beneficial and record title (as fee owner or owner of a leasehold interest) to all Designated Partnership Properties owned (whether in fee or by leasehold) by it; provided that a Person will not cease to be a “Designated Partnership” solely for purposes of this clause (H) if a Loan Party owns record title to any such Designated Partnership Property; and (I) does not at any time enter into any Swap Agreement, except, for any Participating Partnership, any Permitted Participating Partnership Swap Agreement.

“Designated Partnership Hedge Facility” means that certain secured hedge facility entered into on March 5, 2012, by Atlas Resources, LLC, a Delaware limited liability company, each Participating Partnership, Wells Fargo Bank, National Association, as collateral agent, and each Approved Counterparty that is First Lien Lender or an Affiliate of a First Lien Lender, as such facility is amended, restated, supplemented or otherwise modified from time to time, to provide for swaps, forwards, futures or derivative transactions, options or similar arrangements whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to one or more commodities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions that is (a) entered into in the ordinary course of business, (b) not speculative in nature, and (c) intended to mitigate price and/or supply risk relating to the Hydrocarbon Interests of one or more Participating Partnerships.

“Designated Partnership Properties” means Oil and Gas Properties that are designated in a Reserve Report as being attributable to a specified Designated Partnership.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations outstanding hereunder. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Person to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of (a) the United States of America or any state thereof or (b) the District of Columbia.

“EBITDA” shall have the meaning set forth in the First Lien Credit Agreement as of the Effective Date (including with respect to any additional defined terms used in such definition); provided, however, Restricted Payments made in respect of preferred Equity Interests of the Borrower permitted under Section 9.04 during any period may be added back to EBITDA for such period.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Energy Business” means: (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other hydrocarbon and mineral properties or products produced in association with any of the foregoing; (b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons; (c) any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other hydrocarbons and minerals produced substantially from properties in which the Borrower or the Restricted Subsidiaries, directly or indirectly, participates; (d) any business relating to oil field sales and service; (e) any other energy business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d)(1)(E) of the Code; and (f) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (e) of this definition.

“Environmental Laws” means any and all Laws pertaining in any way to human health, employee safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Restricted Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of 30 days notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) any other event or condition which would constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excess Proceeds” has the meaning assigned such term in Section 3.04(c)(i)(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excepted Liens” means:

(a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower, any Restricted Subsidiary or any Designated Partnership or materially impair the value of such Property subject thereto;

(e) Liens arising by virtue of any statutory, common law or contract provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower, any of the Restricted Subsidiaries or any Designated Partnership to provide collateral to the depository institution;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower, any Restricted Subsidiary or any Designated Partnership for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower, any Restricted Subsidiary or any Designated Partnership or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower, any Restricted Subsidiary or any Designated Partnership in the ordinary course of business covering only the Property under lease;

(j) any obligations (other than Debt) or duties affecting any of the Property of the Borrower, any Restricted Subsidiary or any Designated Partnership to any Governmental Authority with respect to any franchise, grant, license or permit;

(k) Liens created pursuant to the First Lien Loan Documents;

(l) Liens securing the Indebtedness;

(m) Liens securing obligations with regard to Swap Agreements;

(n) Liens existing on the Effective Date;

(o) Liens securing Debt or other obligations of a Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

(p) Liens securing Refinancing Indebtedness Incurred to refinance Debt that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property or assets that is the security for an Excepted Lien hereunder;

(q) Liens on pipelines or pipeline facilities that arise by operation of law;

(r) Liens securing Debt (other than Subordinated Indebtedness) in an aggregate principal amount outstanding at any one time, added together with all other Debt secured by Liens Incurred pursuant to this clause (w), not to exceed $25,000,000;

(s) Liens in favor of the Borrower or any Guarantor;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens arising under the Senior Notes in favor of any trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Debt permitted to be incurred under this Agreement, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Debt;

(x) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Debt so long as such deposit of funds or securities and such decreasing or defeasing of Debt are permitted under Section 9.04; and

(y) any interest or title of a lessor under any lease entered into by the Borrower, any Restricted Subsidiary or any Designated Partnership covering only the assets so leased.

provided further that (1) Liens described in clauses (a) through (d) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced unless such action is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Lien.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes (i) imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b); (d) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.03(e)(ii)(A); and (e) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means (i) the fee letter, dated as of the Effective Date, between the Administrative Agent and the Borrower, (ii) the upfront fee letter, dated as of the Effective Date, between GSO and the Borrower, and (iii) the upfront fee letter, dated as of the Effective Date between Magnetar and the Borrower.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“First Lien Agent” means the “Administrative Agent” under the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of July 31, 2013, among the Borrower, the First Lien Agent and the First Lien Lenders, as amended on or prior to the date hereof, and as may be from time to time further amended, restated, supplemented or otherwise modified or any Refinancing (as defined in the Intercreditor Agreement) thereof, but only to the extent permitted under the terms of the Intercreditor Agreement (including, without limitation, as provided in Section 7.01 of the Intercreditor Agreement).

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Lenders” means the “Lenders” from time to time party to the First Lien Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Partner” means Atlas Energy Group, LLC, a Delaware limited liability company and successor-by-name-change to Atlas Resource Partners GP, LLC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank) over the Borrower, any Restricted Subsidiary, any of their Properties, the Administrative Agent or any Lender.

“GSO” means GSO Capital Partners LP on behalf of the funds advised by it.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Equity Interests of a Guarantor that is not Disqualified Capital Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Atlas Energy Colorado, LLC, a Colorado limited liability company, Atlas Energy Holdings Operating Company, LLC, a Delaware limited liability company, Atlas Energy Indiana, LLC, an Indiana limited liability company, Atlas Energy Ohio, LLC, an Ohio limited liability company, Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, Atlas Noble, LLC, a Delaware limited liability company, Atlas Resources, LLC, a Pennsylvania limited liability company, REI-NY, LLC, a Delaware limited liability company, Resource Energy, LLC, a Delaware limited liability company, Resource Well Services, LLC, a Delaware limited liability company, Viking Resources, LLC, a Pennsylvania limited liability company, ARP Barnett, LLC, a Delaware limited liability company, ARP Oklahoma, LLC, an Oklahoma limited liability company, ARP Barnett Pipeline, LLC, a Delaware limited liability company, Atlas Barnett, LLC, a Texas limited liability company, ARP Production Company, LLC, a Delaware limited liability company, ARP Mountaineer Production, LLC, a Delaware limited liability company, ARP Rangely Production, LLC, a Delaware limited liability company, ARP Eagle Ford, LLC, a Texas limited liability company, and any other Material Subsidiary of the Borrower that after the Effective Date guarantees the Indebtedness to the Administrative Agent pursuant to Section 8.13(b).

“Guaranty Agreement” means the Second Lien Guaranty in form and substance satisfactory to the Required Lenders by each of the Guarantors in favor of the Collateral Agent for the benefit of the Lenders dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedge Facility Intercreditor Agreement” means any intercreditor agreement entered into in connection with the Designated Partnership Hedge Facility, in substantially the same form as the form attached hereto as Exhibit H, by and among the Administrative Agent, the First Lien Agent, the Collateral Agent (as defined therein) and the Master General Partner (as defined therein), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower that, together with all of the Subsidiaries of such Restricted Subsidiary, does not own Property with an aggregate fair market value in excess of $7,500,000.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, at any time of determination, defects or clouds on title, discrepancies in net revenue and working interest ownership percentages and other discrepancies (in each case, between what is shown on the most recently delivered Reserve Report and that which is set forth in the title information provided by a Loan Party to the Administrative Agent hereunder) and other Liens (other than Excepted Liens), defects, and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties in an amount greater than five percent (5%) of the Borrowing Base Value (as defined in the First Lien Credit Agreement as of the Effective Date (including with respect to any additional defined term used in such definition) of all Oil and Gas Properties evaluated in the most recent Reserve Report delivered under this Agreement.

“Incremental Amendment” has the meaning assigned such term in Section 2.06(f).

“Incremental Amendment Date” has the meaning assigned such term in Section 2.06(d).

“Incremental Commitment” has the meaning assigned such term in Section 2.06(a).

“Incremental Facility Effective Date” has the meaning assigned such term in Section 2.06(b).

“Incremental Lender” has the meaning assigned such term in Section 2.06(c).

“Incremental Loan” has the meaning assigned such term in Section 2.06(b).

“Incremental Loan Request” has the meaning assigned such term in Section 2.06(a).

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Debt or Equity Interests of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Loan Party: (a) to the Administrative Agent or any Lender under any Loan Document including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) and (b) all renewals, extensions and/or restatements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture, dated as of January 23, 2013, among the Borrower, Atlas Energy Holdings Operating Company, LLC, Atlas Resource Finance Corporation, and U.S. Bank National Association, as trustee, as the same is amended, restated, modified or otherwise supplemented.

“Initial Reserve Report” means the Reserve Report dated as of June 30, 2014 as revised to give pro forma effect to acquisitions consummated by the Borrower or any of its Subsidiaries after June 30, 2014 but prior to the Effective Date.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith in substantially the same form as the form attached hereto as Exhibit I, and by and among the Administrative Agent, the First Lien Agent and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or 12 months if available and agreed to by all Lenders), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period may have a term which would extend beyond the Maturity Date and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, capital contributions, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Joinder Agreement” means a joinder agreement in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.

“Joint Venture” means a partnership or joint venture that is not a Restricted Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“Law” means (a) a law, statute, ordinance, treaty, permit, rule or regulation of any Governmental Authority, (b) a court decision, judgment, order, decree, injunction or ruling, and (c) a regulatory bulletin or guidance, or examination order or recommendation of a Governmental Authority.

“Lenders” means the Persons listed on Annex I, any Additional Lender and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (a) the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period reported by Bloomberg L.P. in its index of rates as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period and (b) 1.00%. In the event that such rate does not appear on such index, the rate described in the foregoing clause (a) shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and the Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. “Lien” shall not include the interest of the Borrower or any Restricted Subsidiary in any Property subject to a Synthetic Lease.

“Loan Documents” means this Agreement, the Notes, if any, the Security Instruments, the Hedge Facility Intercreditor Agreement, the Intercreditor Agreement, the Fee Letters and any and all other material agreements or instruments now or hereafter executed and delivered by any Loan Party or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to Indebtedness pursuant to this Agreement) in connection with the Indebtedness, this Agreement and the transactions contemplated hereby, as such agreements may be amended, modified, supplemented or restated from time to time.

“Loan Increase” has the meaning assigned such term in Section 2.06(a).

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Magnetar” means each of MTP Energy Master Fund LTD and MTP Energy Opportunities Fund LLC.

“Make-Whole Premium” means as of any date of determination, the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of (a) the Prepayment Premium applicable to the Loans of the applicable Lenders on the first day after the first anniversary of the Effective Date, plus (b) all interest that would accrue on such Loans from such date to the first anniversary of the Effective Date, computed using the Adjusted LIBO Rate for an Interest Period of three months plus the Applicable Margin for the Loans on such date.

“Master General Partner” means Atlas Resources, LLC, a Pennsylvania limited liability company, or any other Loan Party that is the managing general partner or managing member of a Participating Partnership.

“Material Acquisition” means a transaction or series of transactions comprised of the acquisition of the Equity Interests of a Person or the acquisition of assets from a Person, in each case for consideration of at least $10,000,000.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the operations, Properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to carry out their business as of the Effective Date, (c) the ability of the Loan Parties, taken as a whole, to perform fully and on a timely basis their obligations under any of the Loan Documents that are material to the interests of the Lenders, or (d) the validity or enforceability of any of the Loan Documents or the material rights and remedies available to the Administrative Agent or any Lender under any Loan Document.

“Material Disposition” means a transaction or series of transactions comprised of the sale, lease, assignment, conveyance or transfer of the Equity Interests of a Person or the assets of a Person, in each case for the consideration of at least $10,000,000.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time, including unpaid amounts in respect of such Swap Agreement.

“Material Subsidiary” means any Restricted Subsidiary other than any Immaterial Subsidiary.

“Maturity Date” means February 23, 2020.

“MGP Volumes” has the meaning assigned such term in Section 8.17.

“Minimum Title Information” means title information in form and substance reasonably satisfactory to the Required Lenders as to (a) the Loan Parties’ ownership (whether in fee or by leasehold) of at least 80% of the total value of all Oil and Gas Properties (other than Designated Partnership Properties) and (b) ownership (whether in fee or by leasehold) of the Designated Partnership Properties, in each case with respect to Properties evaluated in any applicable Reserve Report.

“Minority Interest” means the percentage interest represented by any shares of any class of Equity Interests of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means a mortgage, deed of trust, or similar document in form and substance reasonably satisfactory to the Required Lenders on an Oil and Gas Property directly owned (whether in fee or by leasehold) by a Loan Party where such Loan Party is the mortgagor and the Collateral Agent is the mortgagee pursuant to which a Lien on the Mortgaged Property covered thereby is created in favor of the Collateral Agent for the benefit of the Lenders as the same may be amended, amended and restated, modified or supplemented from time to time.

“Mortgaged Property” means any Property directly owned (whether in fee or by leasehold) by any Loan Party which is subject to a Lien created by the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Available Cash” means (a) cash payments received from an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom and (b) cash payments or proceeds received by the Borrower or any Restricted Subsidiary (x) under any casualty insurance policy (excluding business interruption insurance) in respect of a Casualty Event that constitutes a covered loss thereunder or (y) as a result of a Casualty Event constitutes a taking of property by eminent domain, condemnation or otherwise, in each case net of:

(a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition or Casualty Event;

(b) all payments made on any Debt which is secured by any assets subject to such Asset Disposition or Casualty Event, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition or Casualty Event;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition or Casualty Event that constitutes a taking of property by eminent domain, condemnation or otherwise;

(d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or Casualty Event that constitutes a taking of property by eminent domain, condemnation or otherwise and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition or such Casualty Event;

(e) in the case of a Casualty Event that constitutes a taking of property by eminent domain, condemnation or otherwise, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position; and

(f) in the case of a Casualty Event, any actual out-of-pocket costs incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or such Restricted Subsidiary.

“Net Cash Proceeds” means with respect to any issuance or sale of Equity Interests or any contribution to equity capital, or any incurrence of Debt, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result of such issuance, sale or incurrence (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Parent” means the Person that is identified by the Borrower to the Administrative Agent as New Parent pursuant to Section 8.01(s); provided that such Person shall either be (a) the General Partner or (b) any other Person that is organized under the laws of the United States of America or any state thereof that Controls the Borrower and is acceptable to the Required Lenders in their sole discretion. For purposes of this definition, “Control” shall be deemed to be used without giving effect to the second sentence of the definition thereof.

“New Refinancing Commitment” has the meaning assigned such term in Section 2.07(a).

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States of America.

“Oil and Gas Properties” means each of the following: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means any and all agreements, certificates, operating agreements, partnership agreements, limited liability company agreements, charters, articles, bylaws, and similar documents pertaining to (a) the organization or governance of any Designated Partnership or (b) the organization or governance of any other Person referenced in this Agreement, in each case whether now or hereafter existing and as each has been and hereafter may be supplemented, amended or restated from time to time.

“Other Connection Taxes” means, with respect to the Administrative Agent and each Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or any Lender and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or enforcement of, becoming a party to, or performance under, or receipt of payments or receipt or perfection of security interests under or engaging in any transaction pursuant to any Loan Document, or from the sale or assignment of an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” means (a) prior to the consummation of the Targa Transactions, Predecessor Parent, and (b) from and after the consummation of the Targa Transactions, New Parent.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Participating Partnership” means any Designated Partnership that has become a party to the Designated Partnership Hedge Facility.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDP PV10” means, as of any date of determination thereof with respect to the Oil and Gas Properties comprised of Proved Developed Producing Reserves described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting Proved Developed Producing Reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining PDP PV10 for any Oil and Gas Properties shall be based upon the Strip Price, and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the actual average historical basis differential during the 12-month period preceding such date of determination in a manner reasonably acceptable to the Administrative Agent, as directed by the Required Lenders. The amount of PDP PV10 at any time shall be calculated on a pro forma basis for Material Dispositions and Material Acquisitions of Oil and Gas Properties comprised of Proved Developed Producing Reserves consummated by the Loan Parties since the date of the Reserve Report most recently delivered hereto.

“PDP PV10 to Senior Secured Funded Debt Ratio” means, as of any date of calculation, the ratio of (a) PDP PV10 determined as of such date to (b) Senior Secured Funded Debt on such date.

“Permitted Acquisition” means any acquisition of assets constituting a business unit, line of business or division or material acquisition of Oil and Gas Properties (as determined by the Borrower in good faith), of another Person to the extent constituting a Permitted Investment.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Energy Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Energy Business jointly with third parties, including:

(a) ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(b) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties (including Unrestricted Subsidiaries); and

(c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Investment” has the meaning assigned to such term in Section 9.05.

“Permitted Junior Secured Refinancing Debt” has the meaning assigned such term in Section 2.07(g)(i).

“Permitted Pari Passu Secured Refinancing Debt” has the meaning assigned such term in Section 2.07(g)(i).

“Permitted Participating Partnership Swap Agreement” has the meaning provided in the First Lien Credit Agreement as of the Effective Date (including with respect to any additional defined term used in such definition).

“Permitted Payments” means, so long as the Borrower is an entity taxable as a partnership or a disregarded entity for federal income tax purposes, distributions to the direct or indirect owners of the Borrower in amounts, with respect to any period, not to exceed the Tax Amount for each such Person for such period; provided that payments permitted hereunder with respect to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying taxes with respect to such income.

“Permitted Unsecured Refinancing Debt” has the meaning assigned such term in Section 2.07(g)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Restricted Subsidiary or an ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 12.01(b).

“Predecessor Parent” means Atlas Energy, L.P., a Delaware limited partnership, whose organizational identification number with the Delaware Secretary of State is 4078283.

“Preferred Stock” as applied to the Equity Interests of any corporation, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Equity Interests of any other class of such corporation.

“Prepayment Premium” means:

(a) with respect to any prepayment made during the first 12 months after the Effective Date, the Make-Whole Premium; provided, that, notwithstanding and in lieu of the foregoing, a prepayment premium of 2.25% will be owed with respect to any optional prepayment(s) in an aggregate amount up to 35% of the principal amount of the Loans during the first 12 months following the Effective Date to the extent such optional prepayment(s) are funded with proceeds received by the Borrower from the issuance of its Equity Interests;

(b) with respect to any prepayment made at any time after the date 12 months after the Effective Date and prior to the date 24 months after the Effective Date, a premium equal to 4.5% of the principal amount prepaid;

(c) with respect to any prepayment made at any time after the date 24 months after the Effective Date and prior to the date 36 months after the Effective Date, a premium equal to 2.25% of the principal amount prepaid; and

(d) with respect to any prepayment made on or at any time after the date 36 months after the Effective Date, $0.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, N.A., as its prime rate in effect at its principal office in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo Bank, N.A., as a general reference rate of interest, taking into account such factors as Wells Fargo Bank, N.A., may deem appropriate; it being understood that many of Wells Fargo Bank, N.A.,’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo Bank, N.A., may make various commercial or other loans at rates of interest having no relationship to such rate.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Energy Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Energy Business for geologists, geophysicists or other providers of technical services to the Borrower or a Restricted Subsidiary.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Refinanced Debt” has the meaning assigned such term in Section 2.07(a).

“Refinanced Loans” has the meaning assigned such term in Section 2.07(g)(i).

“Refinancing Amendment” has the meaning assigned such term in Section 2.07(f).

“Refinancing Commitment” has the meaning assigned such term in Section 2.07(a).

“Refinancing Equivalent Debt” has the meaning assigned such term in Section 2.07(g)(i).

“Refinancing Facility Effective Date” has the meaning assigned such term in Section 2.07(d).

“Refinancing Indebtedness” means Debt that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “Refinance,” “Refinances” and “Refinanced” shall have correlative meanings) any Debt (including Debt of the Borrower that refinances Debt of any Restricted Subsidiary and Debt of any Restricted Subsidiary that refinances Debt of another Restricted Subsidiary, but excluding Debt of a Subsidiary that is not a Restricted Subsidiary that refinances Debt of the Borrower or a Restricted Subsidiary), including Debt that refinances Refinancing Indebtedness; provided, however, that:

(a) (i) if the Stated Maturity of the Debt being refinanced is earlier than the Maturity Date, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced or (ii) if the Stated Maturity of the Debt being refinanced is later than the Maturity Date, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Maturity Date;

(b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Debt being refinanced;

(c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount (in an amount not greater than 6%), an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount (in an amount not greater than 6%) an aggregate issue price) then outstanding of the Debt being refinanced (plus, without duplication, any additional Debt Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Debt and fees and expenses Incurred in connection therewith); and

(d) if the Debt being refinanced is subordinated in right of payment to the Indebtedness, such Refinancing Indebtedness is subordinated in right of payment to the Indebtedness on terms at least as favorable to the holders as those contained in the documentation governing the Debt being refinanced.

“Refinancing Lender” has the meaning assigned such term in Section 2.07(c).

“Refinancing Loan” has the meaning assigned such term in Section 2.07(b).

“Refinancing Loan Request” has the meaning assigned such term in Section 2.07(a).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.09.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments that, taken together, represent more than 50% of the sum of all outstanding Loans and unused Commitments at such time.

“Required Mortgage Value” as of any date of determination, means an amount equal to 80% of the aggregate value attributed (a) to all Oil and Gas Properties directly owned (whether in fee or by leasehold) by the Loan Parties plus (b) to the Loan Parties’ proportionate share of Designated Partnership Properties, in each case to the extent such Properties are evaluated in the most recently delivered Reserve Report.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the First Lien Agent, setting forth, as of each December 31 or June 30 (or such other date in the event of an “Interim Redetermination” under and as defined in the First Lien Credit Agreement) the oil and gas reserves attributable to the Oil and Gas Properties of the Loan Parties (or the Loan Parties’ proportionate share of Designated Partnership Properties), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the First Lien Agent’s usual and customary pricing assumptions for oil and gas loans then in effect and provided by the First Lien Agent to the Borrower, in each case reflecting Swap Agreements in place with respect to such production. Each Reserve Report shall include a report on a well by well basis reflecting the working and revenue interests for the Borrower and each Guarantor, and the net working interest and net revenue interests for each Designated Partnership and such other information and in such form as may be reasonably requested by the First Lien Agent.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” shall have the meaning assigned such term in Section 9.04.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Sole Management Control” means, with respect to the Borrower, the ability, through voting power, by contract or otherwise, to direct all limited partnership actions of such Person without requiring the approval, consent, or vote of any other Person to the extent such approval, consent or vote is not required for such actions as of the Effective Date.

“Security Agreement” means the Second Lien Security Agreement among the Borrower, the Guarantors and the Collateral Agent dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Security Agreement Supplement” means a supplement to the Security Agreement in the form of Annex 1 to the Security Agreement or any other form reasonably approved by the Administrative Agent.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, Mortgages and any and all other agreements, instruments or stock certificates now or hereafter executed and delivered by any Loan Party or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) as security for the payment or performance of, or to perfect the grant of a Lien to secure obligations under, the Indebtedness, the Notes, if any, or this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured notes issued by the Borrower under Section 9.02 and, without duplication, any guarantees thereof by the Borrower or a Guarantor.

“Senior Secured Leverage Ratio” means, as of any date of calculation, the ratio of (a) Senior Secured Funded Debt on such date to (b) EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are in existence.

“Senior Secured Funded Debt” means, as at any date of determination, Total Funded Debt that is not Subordinated Indebtedness and that is secured by a Lien on any assets of the Loan Parties.

“Separation Agreement” has the meaning given to such term in the Targa Merger Agreement, which agreement shall be substantially in the form attached as Exhibit 2.1 to the Form 10 filed by the General Partner with the SEC on November 5, 2014 (with schedules thereto being substantially in the form of the draft schedules attached to the version of the Separation Agreement attached as Annex A to the Targa Merger Agreement as of October 13, 2014), without giving effect to any amendments or other modifications thereto other than any amendments or other modifications that could not reasonably be expected to be materially adverse to the interests of the Lenders in their capacities as such.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Specified Representations” means, collectively, (a) all representations and warranties of the Loan Parties contained in the Security Instruments relating to the validity, priority and perfection of the Liens created under the Security Instruments and (b) the representations and warranties of the Borrower set forth in the following sections of this Agreement: Section 7.01, Section 7.02, Section 7.03, Section 7.08, Section 7.09, Section 7.22 and Section 7.23.

“Stated Maturity” means, with respect to any security or any other Debt, the date specified in such security as the fixed date on which the payment of principal of such security or other Debt is due and payable, including pursuant to any mandatory redemption or other mandatory prepayment or repayment provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, as of any date of the determination thereof with respect to the Oil and Gas Properties included in the then most recent Reserve Report delivered to the Administrative Agent, (a) for each of the 36 months following such date, the average of the closing midpoint contract prices for the 36 succeeding monthly futures contracts (the “Initial Strip”) and (b) for the 37th month following such date and each month thereafter, the average of such midpoint contract prices for the last twelve (12) months of such Initial Strip period, in each case as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent; provided, however, in the event that the NYMEX no longer provides futures midpoint contract price quotes for 36 month periods, the longest period of quotes of less than 36 months shall be used to determine the Initial Strip and, if the NYMEX no longer provides such futures midpoint contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of any Loan Party subordinated in right and time of payment to the obligations of the Loan Parties hereunder and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means, with respect to any Person (the “parent”), any other Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent and/or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” (i) means a Subsidiary of the Borrower and (ii) does not include any Designated Partnership or any Undesignated Partnership.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act). For the sole purposes of Section 9.17, the definitions of “Designated Partnership” and “Permitted Participating Partnership Swap Agreement”, the term “Swap Agreement” shall be deemed to exclude all purchased put options or floors for Hydrocarbons.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Targa Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 13, 2014 among Targa Resources Corp., Trident GP Merger Sub LLC, Predecessor Parent and Atlas Energy GP, LLC, without giving effect to any subsequent amendments or other modifications thereto, other than any amendments or other modifications that could not reasonably be expected to be materially adverse to the interests of the Lenders in their capacities as such; provided, that, any amendment or modification thereto to replace or otherwise amend the form of Separation Agreement attached thereto so that it is substantially in the form of the Separation Agreement that is attached as Exhibit 2.1 to the Form 10 filed by the General Partner with the SEC on November 5, 2014 shall be deemed not to be materially adverse to the interests of the Lenders in their capacities as such.

“Targa Transactions” means (a) the contribution by Predecessor Parent of all of its assets, businesses and liabilities other than those related to its “Atlas Pipeline Partners” segment (and other than any other assets, business or liabilities not required to be contributed pursuant to the terms of the Separation Agreement) to New Parent (and/or one or more subsidiaries thereof other than the Borrower and its Subsidiaries) pursuant to the Separation Agreement, (b) following the transactions described in the foregoing clause (a), the pro rata distribution, pursuant to the Separation Agreement, of the common units of the New Parent (which represent one hundred percent (100%) of the limited liability company interest in the New Parent) to the holders of record of the common units of the Predecessor Parent immediately prior to giving effect to the Targa Transactions, and (c) following the transactions described in the foregoing clause (a), the acquisition of Predecessor Parent by Targa Resources Corp., whether consummated by merger of Predecessor Parent with Trident GP Merger Sub LLC (as a result of which 100% of the Equity Interests in Predecessor Parent will be directly or indirectly owned by Targa Resources Corp.), or otherwise consummated pursuant to the Targa Merger Agreement.

“Tax Amount” means, with respect to any Person for any period, the combined federal, state and local income taxes that would be paid by such Person if it were a New York corporation located in New York City filing separate tax returns with respect to its taxable income for such period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if such Person were a New York corporation located in New York City shall be taken into account to the extent available to offset taxable income of such Person in the relevant taxable year. Notwithstanding anything to the contrary, Tax Amount should not include taxes resulting from such Person’s reorganization as or change in the status of a corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” means, at any date, all Debt of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with Section 1.05 other than (a) contingent obligations in respect of Debt described in clause (b) of the definition of “Debt”, (b) Debt described in clauses (c), (j), (k), and (m) of the definition of “Debt” and (c) all Debt of others of the types described in clauses (c), (j), (k) and (m) of the definition of “Debt” that is guaranteed by the Borrower or any Restricted Subsidiary or for which the Borrower or any Restricted Subsidiary otherwise assures a creditor against the loss of such Debt (however such assurance is made), including, without limitation, all obligations of the Borrower or any Restricted Subsidiary in respect of the Investment permitted under Section 9.05(t) of the First Lien Credit Agreement as of the Effective Date. For the avoidance of doubt, “Total Funded Debt” shall not include “asset retirement obligations” as such term is used in ASC Topic 410 to the extent such term relates to the plugging and abandonment of wells.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Treasury Rate” means, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Effective Date; provided, however, that if the period from such date to the first anniversary of the Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to the first anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Undesignated Partnership” means a partnership or limited liability company (other than a Subsidiary) that is Controlled by a Loan Party and that (a) does not meet the definition of a “Designated Partnership”, (b) is listed on Schedule 7.15 on the date hereof as an “Undesignated Partnership”, or (c) has been designated by the Borrower as an “Undesignated Partnership” pursuant to Section 8.01(o) or Section 9.20(b).

“Unrestricted Subsidiary” means (a) any Subsidiary designated as such on Schedule 7.15 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.19 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e).

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including,” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

Section 1.05 Accounting Terms and Determinations.

(a) Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding GAAP or anything in this Agreement to the contrary, for the purposes of calculating the Senior Secured Leverage Ratio, the PDP PV10 to Senior Secured Funded Debt Ratio, and the Consolidated Coverage Ratio, and the components of each of them, (i) all Unrestricted Subsidiaries (including the assets, liabilities, income, losses, cash flows and elements thereof) shall be excluded, except that any cash dividends or distributions paid by any Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary shall be deemed to be income to the Borrower or such Restricted Subsidiary, as applicable, when received by it whether or not constituting income in accordance with GAAP, (ii) all Debt that would constitute Total Funded Debt of the Designated Partnerships and Undesignated Partnerships in excess of $5,000,000 in the aggregate for all Designated Partnerships and Undesignated Partnerships shall be included (provided that the total amount of such Debt for each such Designated Partnership and Undesignated Partnership shall be proportionately reduced by a percentage of such Debt equal to the percentage of the outstanding Equity Interests in such Designated Partnership or Undesignated Partnership owned by any Person other than the Borrower or any Restricted Subsidiary) and (iii) all income, expenses, gains and losses of the Designated Partnerships and Undesignated Partnerships shall be included subject to the proviso at the end of the definition of “EBITDA” contained in Section 1.02.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date in a principal amount equal to its Commitment. Amounts repaid or prepaid in respect of the Loans (in whole or in part) may not be reborrowed. The Commitments of the Lenders will terminate immediately and without further action upon the making of the Loans on the Effective Date.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If a Lender shall make a written request to the Borrower (with a copy to the Administrative Agent) to have its Loans evidenced by a promissory note, then the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of Exhibit A, payable to such Lender in a principal amount equal to its Commitment on the Effective Date, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing of the Loans on the Effective Date, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”): (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, at least three (3) Business Days before the Effective Date or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York, New York time, at least three (3) Business Days before the Effective Date. The Borrowing Request shall be irrevocable and if a telephonic Borrowing Request, it shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make its Loan on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing (or, in the case of any ABR Borrowing, prior to 12:00 p.m., New York, New York time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. No payment required and made by the Borrower under this paragraph will be subject to any break-funding payment under Section 5.02.

Section 2.06 Incremental Commitments.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments in respect of term loans which may be of the same Class as any outstanding Loans (a “Loan Increase”) or a new Class of term loans (collectively with any Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. On the applicable date (each, an “Incremental Facility Effective Date”) specified in any Incremental Amendment (including through any Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.06, (i) each Incremental Lender of such Class shall make a loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto. Any such Incremental Loans shall, upon funding, be a “Loan” for all purposes of this Agreement and the other Loan Documents.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.06 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably conditioned, withheld or delayed) to such Additional Lender’s making such Incremental Loans to the extent such consent, if any, would be required under Section 12.04 for an assignment of Loans to such Lender or Additional Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the applicable date (which shall be no earlier than the date of such Incremental Amendment) specified therein (the “Incremental Amendment Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:

(i) no Event of Default shall exist immediately before or after giving effect to such Incremental Loans; provided that, in connection with any Incremental Commitment the primary purpose of which is to finance a Permitted Acquisition or other Permitted Business Investment, an Event of Default (other than an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(g) or Section 10.01(h)) may exist;

(ii) the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects immediately prior to and after giving effect to such Incremental Loans; provided that (A) solely in the case of any Incremental Commitments the primary purpose of which is to finance a Permitted Acquisition or other Permitted Business Investment, only the Specified Representations (as opposed to all representations and warranties) shall be true and correct in all material respects, (B) to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date; and (C) to the extent such representations and warranties are qualified as to “materiality,” “Material Adverse Effect” or similar language, such representations and warranties shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(iii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $5,000,000;

(iv) the aggregate outstanding principal amount of all Loans made on the Effective Date plus the aggregate outstanding principal amount of all Incremental Loans shall in no event exceed $300,000,000, less any principal amounts prepaid pursuant to Section 3.04; and

(v) after giving pro forma effect to the making of Incremental Loans under such Incremental Amendment and, in the case of any Incremental Commitments, the primary purpose of which is to finance a Permitted Acquisition or any other Permitted Business Investment, the consummation of such Permitted Acquisition or other Permitted Business Investment, as applicable, (A) the Senior Secured Leverage Ratio as of the most recently ended fiscal quarter for which financial statements are in existence shall be equal to or less than 2.75 to 1.00 and (B) the PDP PV10 to Senior Secured Funded Debt Ratio shall be greater than or equal to 1.10 to 1.00.

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments or Incremental Loans, and except as otherwise set forth herein, to the extent not identical to any Class of Loans, each existing on the Incremental Facility Effective Date, shall be consistent with clauses (i) through (v) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower; provided that in the case of a Loan Increase, the terms, provisions and documentation of such Loan Increase shall be identical (other than with respect to upfront fees, original issue discount or similar fees) to the applicable Class of Loans being increased, in each case, as existing on the Incremental Facility Effective Date. In any event, the Incremental Loans (or the terms and conditions thereof, as applicable):

(i) shall rank pari passu in right of payment with the Loans made on the Effective Date and shall be secured solely by the Mortgaged Property and shall rank pari passu in right of security with the Loans made on the Effective Date and (B) shall not be guaranteed by any Person other than the Guarantors;

(ii) shall not have a final scheduled maturity date earlier than the Maturity Date;

(iii) shall not contain any scheduled amortization payments; and

(iv) shall have interest rate pricing and fees associated with such Incremental Loans as determined by the Borrower and the applicable Incremental Lenders; provided that, in the event that the All-In-Yield for any Incremental Loans (as determined by the Administrative Agent) is higher than the All-In-Yield for the Loans made on the Effective Date (as determined by the Administrative Agent) by more than 25 basis points, then the All-In-Yield for the Loans made on the Effective Date shall be increased to the extent necessary so that such All-In-Yield is equal to the All-In-Yield for such Incremental Loans minus 25 basis points; provided, further, that the foregoing proviso shall only be effective until the date that is twenty-four (24) months after the Effective Date.

(f) Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.06. The Borrower will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(g) Conflicts with Section 12.02. This Section 2.06 shall supersede any provisions in Section 12.02 to the contrary.

(h) Required Deliverables. The Borrower shall deliver or cause to be delivered any legal opinions, good standing certificates, board resolutions and Responsible Officer’s certificates or customary other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing the Incremental Commitment) reasonably requested by Administrative Agent in connection with any such transaction, which shall include those items reasonably requested by the Collateral Agent at the direction of the Required Lenders; provided, that, in the case of any Incremental Commitments, the primary purpose of which is to finance a Permitted Acquisition or any other Permitted Business Investment, to the extent any intended Mortgaged Property (including the creation or perfection of any security interest) is not or cannot be provided on the closing of such Incremental Loans (other than (i) a lien on intended Mortgaged Property that may be perfected solely by the filing of a financing statement under the UCC and (ii) a pledge of the equity interests of any Guarantors organized under the laws of the United States acquired in connection with such acquisition with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate to the extent received from the Company) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Mortgaged Property shall not constitute a condition precedent to the availability and initial funding of the Incremental Commitments but may instead be delivered and/or perfected within 90 days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the effective date of such Incremental Commitments pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.

Section 2.07 Refinancing Amendments.

(a) Refinancing Commitments. The Borrower may, at any time or from time to time after the Effective Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (any such existing Class, collectively with New Refinancing Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments (including, for the avoidance of doubt, any Incremental Loans or Incremental Commitments), “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders;

(b) Refinancing Loans. On any Refinancing Facility Effective Date on which any Refinancing Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.07, (i) each Refinancing Lender of such Class shall make a Loan to the Borrower (a “Refinancing Loan”) in an amount equal to its Refinancing Commitment of such Class and (ii) each Refinancing Lender of such Class shall become a Lender hereunder with respect to the Refinancing Commitment of such Class and the Refinancing Loans of such Class made pursuant thereto.

(c) Refinancing Loan Request. Each Refinancing Loan Request from the Borrower pursuant to this Section 2.07 shall set forth the requested amount and proposed terms of the relevant Refinancing Loans and identify the Refinanced Debt with respect thereto. Refinancing Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably conditioned, withheld or delayed) to such Additional Lender’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 12.04 for an assignment of Loans to such Lender or Additional Lender.

(d) Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Effective Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $50,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $50,000,000 and not in an increment of $5,000,000 if such amount is equal to the entire outstanding principal amount of Refinancing Loans); and

(ii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (x) customary legal opinions, good standing certificates, board resolutions and Responsible Officers’ certificates consistent with those delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the collateral documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.

(e) Required Terms. The terms, provisions and documentation of the Refinancing Loans and Refinancing Commitments of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and, except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Loans each existing on the Refinancing Facility Effective Date, shall be consistent with clauses (i) through (viii) below and otherwise (x) substantially identical to such Class being refinanced or (y) (taken as a whole) no more favorable to the Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding Loans (other than Refinancing Loans), pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent (provided that, at the Borrower’s option, such provision shall automatically be deemed to have been restored (or eliminated, as applicable) to the extent the applicable Refinancing Loans are no longer outstanding) or (b) applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Refinancing Commitments) or such terms and conditions shall be current market terms for such type of Refinancing Loans (as reasonably determined in good faith by the Borrower);provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to incurrence of such Refinancing Loans or Refinancing Commitments, together with a reasonably detailed description of the material terms and conditions of such resulting Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). The Refinancing Loans:

(i) as of the Refinancing Facility Effective Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt;

(ii) as of the Refinancing Facility Effective Date, shall not have an Average Life shorter than the remaining Average Life of the Refinanced Debt;

(iii) shall have an Applicable Margin and LIBO Rate or Alternate Base Rate floor (if any), and subject to clauses (e)(i) and (e)(ii) above, amortization determined by the Borrower and the applicable Refinancing Lenders;

(iv) shall have fees determined by the Borrower and the Refinancing Lenders;

(v) if guaranteed, shall not be subject to any Guarantee by any Person other than a Loan Party and the primary obligor in respect thereof shall be the Borrower or a Guarantor;

(vi) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing;

(vii) if secured, shall be secured solely by the Mortgaged Property and shall rank pari passu or junior in right of security with the Loans; and

(viii) shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower.

(f) Refinancing Amendment. Commitments in respect of Refinancing Loans shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.07, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Refinancing Loans to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.

(g) Refinancing Equivalent Debt.

(i) In lieu of incurring any Refinancing Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Effective Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of senior secured notes that are secured on a pari passu basis with the Loans (but without regard to the control of remedies) (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of junior lien secured notes or junior lien secured loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured notes or loans, which notes or loans may be subordinated (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(ii) Any Refinancing Equivalent Debt:

(A) (1) shall not have a maturity date prior to the date that is on or after the Latest Maturity Date of the Refinanced Loans, (2) if in the form of loans, shall not have an Average Life shorter than the remaining Average Life of the Refinanced Loans, (3) if in the form of notes, shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary “AHYDO catch-up payments”, offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date of the Refinanced Loans, (4) shall not have a primary obligor that is not the Borrower or a Guarantor or be guaranteed by Persons other than Guarantors, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement or provisions as reasonably agreed by the Administrative Agent, (6) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing and (7) except as otherwise set forth in this clause (g)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors ), optional prepayment or redemption terms substantially similar to, or (taken as a whole) no more favorable to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding Loans, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent (provided that, at the Borrower’s option, such provision shall automatically be deemed to have been restored (or eliminated, as applicable) to the extent the applicable Refinancing Equivalent Debt is no longer outstanding) or (b) applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Refinancing Equivalent Debt) or such terms and conditions shall be current market terms for such type of Refinancing Equivalent Debt (as reasonably determined in good faith by the Borrower); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to incurrence of such Refinancing Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing clause (7), shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees,

(B) (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Loan Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Mortgaged Property and shall rank pari passu in right of security with the Loans and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary, other than the Mortgaged Property and (y) shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Mortgaged Property on a junior priority basis to the Liens securing the Loans and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary, other than the Mortgaged Property and (y) shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower, and

(C) shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

(h) Conflicts with Section 12.02. This Section 2.07 shall supersede any provisions in Section 12.02 to the contrary.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Post-Default Rate. Notwithstanding the foregoing, (a) automatically upon the occurrence of an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(g) or Section 10.01(h) or (b) at the election of the Required Lenders upon any Event of Default other than an Event of Default specified in the foregoing clause (a), all outstanding principal shall bear interest at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans under Section 3.02(a) or Section 3.02(b), as applicable and including the Applicable Margin in each case, and all fees and other obligations owing under any Loan Document shall bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), and such interest amounts shall be payable on demand by the Administrative Agent.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with Section 3.04(b), (ii) the payment of any applicable Prepayment Premium and (iii) any restrictions on such optional prepayments that may exist under the First Lien Credit Agreement at such time, but each prepayment must be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York, New York time, three (3) Business Days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than pursuant to Section 3.04(c)) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) Asset Dispositions and Casualty Events. Within twelve months after the later of the date of such Asset Disposition or Casualty Event or the receipt of any Net Available Cash of any Asset Disposition or Casualty Event, the Borrower, at its option, may apply (or cause to be applied) the Net Available Cash from such Asset Disposition or Casualty Event:

(A) to the extent the Borrower or any Restricted Subsidiary, as the case may be, elects not to invest in Additional Assets, to prepay, repay, redeem or purchase Debt of the Borrower or the Restricted Subsidiaries under the First Lien Credit Agreement or any Debt secured by the Assets subject to such Asset Disposition or Casualty Event; provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (A), the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to invest in Additional Assets; provided, that (1) pending the final application of any such Net Available Cash in accordance with this Section 3.04(c)(i), the Borrower and the Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement, and (2) the requirement under this clause (B) shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Borrower or the Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

(C) Any Net Available Cash from Asset Dispositions or Casualty Events that is not invested or applied as provided above and in the time period provided above will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $25,000,000, within five (5) Business Days, the Borrower shall make an offer to the Lenders to prepay the Loans in accordance with clause (D) below; provided that upon making such offer, the amount of Excess Proceeds shall be reset to zero.

(D) With respect to any offer to prepay the Loans required pursuant to clause (C) above (each such offer, an “Asset Sale/Casualty Event Offer”), the Borrower shall make an offer to all Lenders to purchase the maximum aggregate principal amount of the Loans that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and any applicable Prepayment Premium, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement; provided, however, no Prepayment Premium shall be payable in connection with an Asset Sale/Casualty Event Offer to the extent such offer is made with the Excess Proceeds from a Casualty Event.

(E) Each Lender holding Loans may accept its pro rata portion of any Asset Sale/Casualty Event Offer, and any other amounts not accepted may be retained by the applicable Loan Party, provided that each Lender may accept all or a portion of its Applicable Percentage of any Asset Sale/Casualty Event Offer (any amounts not accepted, together with any other amounts not accepted from prepayments offered under Section 3.04(c)(ii) and Section 3.04(c)(iii)), the “Declined Amounts”) by providing written notice (an “Asset Sale Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of the Asset Sale/Casualty Event Offer. Each Asset Sale Acceptance Notice from a given Lender shall specify the principal amount of the mandatory offer to purchase of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment of its Loans in amount equal to its pro rata portion of the Asset Sale/Casualty Event Offer. If a Lender fails to deliver an Asset Sale Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory prepayment of Loans. The Borrower shall make any prepayments no later than five Business Days after expiration of the time period for acceptance by Lenders of Asset Sale/Casualty Event Offers. Any Declined Amounts remaining shall be retained by the Borrower. If the aggregate principal amount of Loans accepted for repayment exceeds the amount of Excess Proceeds, the Administrative Agent shall ratably repay the Loans accepted for repayment based on the principal amount of the Loans which have been accepted for repayment by the applicable Lenders.

(ii) Incurrence of Debt. To the extent the Borrower or any Restricted Subsidiary incurs Indebtedness not permitted under Section 9.02 or incurs debt permitted by Section 2.07 or 9.02 (to the extent incurred to Refinance all of the outstanding Loans), then within five (5) Business Days of such incurrence, the Borrower shall make an offer to the Lenders to prepay the Loans in accordance with the sentence below in an amount equal to 100% of the Net Cash Proceeds from such incurrence, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and any applicable Prepayment Premium, if any, to the date fixed for the closing of such offer. Each Lender may accept its pro rata portion of any debt prepayment offer required to be made pursuant to this clause (ii) (each such offer, an “Debt Prepayment Offer”), provided that each Lender may accept all or a portion of its Debt Prepayment Offer by providing written notice (a “Debt Prepayment Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten

(10) Business Days after the date of such Lender’s receipt of the Debt Prepayment Offer. Each Debt Prepayment Acceptance Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment of its Loans in amount equal to its pro rata portion of the Debt Prepayment Offer. If a Lender fails to deliver a Debt Prepayment Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory prepayment of Loans. The Borrower shall make any prepayments no later than five (5) Business Days after expiration of the time period for acceptance by Lenders of Debt Prepayment Offers. Any Declined Amounts remaining shall be retained by the Borrower.

(iii) Change of Control. To the extent a Change of Control occurs (the date of such Change of Control, the “Change of Control Date”), within thirty (30) days following any Change of Control Date, the Borrower shall make an offer to prepay the Loans (the “Change of Control Offer”) (provided that if such offer is delivered prior to the occurrence of a Change of Control, the offer may state that the Change of Control Offer is conditioned on the occurrence of such Change of Control) for an aggregate principal amount of all of the Loans, together with any accrued and unpaid interest and any applicable Prepayment Premium (the “Change of Control Payment”) on a date not more than thirty (30) days following the Change of Control Offer (the “Change of Control Payment Date”). Each Lender may accept all or a portion of its Change of Control Offer by providing written notice (a “Change of Control Offer Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of the Change of Control Offer. Each Change of Control Offer Acceptance Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment in full of its Loans. If a Lender fails to deliver a Change of Control Offer Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory offer to prepay the Loans. The Borrower shall make any prepayments no later than five Business Days after expiration of the time period for acceptance by Lenders of Change of Control Offers (or, if such five Business Day period expires prior to the date of the Change of Control, on the date of such Change of Control).

(iv) Notwithstanding any other provisions of this Section 3.04(c): (A) no prepayment of the Loans nor any offer to prepay the Loans shall be required pursuant to this Section 3.04(c) to the extent that such prepayment would violate the Intercreditor Agreement, (B) amounts actually applied toward prepayment of any Indebtedness as defined in the First Lien Credit Agreement in accordance with and as required by any similar provision of any First Lien Loan Document shall on a dollar-for-dollar basis reduce the amount required to be applied toward prepayments under this Section 3.04(c), (C) no mandatory prepayments shall be required pursuant to this Section 3.04(c) if (1) a Borrowing Base Deficiency exists at such time or (2) such prepayment would cause the amount of Credit Exposure under and as defined in the First Lien Credit Agreement to exceed an amount equal to the Borrowing Base at such time minus the greater of $75,000,000 and 10% of the Borrowing Base at such time, in each case, as determined on a pro forma basis after giving effect to the event triggering such mandatory prepayment until the loans under the First Lien Credit Agreement have been repaid to the extent necessary to cause the amount of Credit Exposure under and as defined in the First Lien Credit Agreement to be less than an amount equal to the Borrowing Base at such time minus the greater of $75,000,000 and 10% of the Borrowing Base at such time, in each case, as determined on a pro forma basis after giving effect to the event triggering such mandatory prepayment.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding as the Borrower may direct.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) Prepayment Premium and Break Funding Payments. The applicable Prepayment Premium must be paid by the Borrower at the time that any permitted or required prepayments under this Section 3.04 are made (other than prepayments of proceeds from a Casualty Event). Each payment made pursuant to this Section 3.04 shall be subject to any break funding payments required under Section 5.02.

Section 3.05 Agency Fees. The Borrower shall pay to the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Agents in the Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time prior the Maturity Date, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied: first, ratably to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; and fourth, pro rata to outstanding principal of the Loans, in each case, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Loan Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and under this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall have no duty to do so, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant hereto then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the other Loan Parties unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each other Loan Party’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent or the Collateral Agent, as applicable, and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Collateral Agent, as applicable or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or any other applicable Loan Party and the Lenders hereby authorize the Administrative Agent or the Collateral Agent, as applicable, to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition or Taxes (other than (A) Indemnified Taxes addressed by Section 5.03, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Other Connection Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, in each case by an amount deemed by such Lender to be material, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such

Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or such Guarantor shall make such deductions and (c) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN/W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN/W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) FATCA. If a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i) Survival. The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04 Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (c) any Lender has not approved a proposed waiver or amendment requiring 100% approval or consent but which has been approved by Lenders holding 50% or more of the then outstanding Loans, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; provided that the Borrower shall not be required to make any payments pursuant to Section 5.02 as a result of the conversion of any Affected Loans under this Section 5.06.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to this Agreement, the Fee Letter or any other written agreement relating to fees and expenses entered into in connection herewith and executed by the Borrower, including, to the extent invoiced to the Borrower at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Lenders shall have received a certificate of the Secretary or an Assistant Secretary of the General Partner, the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or other applicable managing Person) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the General Partner, the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or other applicable governing documents) of the General Partner, the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Lenders shall have received recent certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner, the Borrower and each Guarantor.

(d) The Administrative Agent and the Lenders shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Lenders shall have received duly executed Notes payable to each Lender requesting a Note at least two Business Days prior to the Effective Date in a principal amount equal to its Commitment dated as of the date hereof.

(f) The Administrative Agent and the Lenders shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments. In connection with the execution and delivery of the Security Instruments, the Administrative Agent and the Lenders shall:

(i) be reasonably satisfied that the Security Instruments will, when properly executed and recorded, create second priority, perfected Liens (except for Excepted Liens but subject to the proviso at the end of such definition and subject to Immaterial Title Deficiencies) on at least the Required Mortgage Value of Oil and Gas Properties and all other Property purported to be pledged as collateral pursuant to such Security Instruments (including, without limitation, all Equity Interests in each Designated Partnership); and

(ii) have received, or the First Lien Agent as bailee for the Collateral Agent shall have received, certificates, together with undated, blank stock powers (or the equivalent for Persons that are not corporations) for each certificate, representing all of the certificated issued and outstanding Equity Interests (other than any Excluded Property (as defined in the Security Agreement)) of each Subsidiary (other than any Subsidiary of an Unrestricted Subsidiary) and of the Loan Parties’ Equity Interests in each Designated Partnership.

(g) The Administrative Agent and the Lenders shall have received an opinion in form and substance reasonably acceptable to the Lenders of (i) Paul Hastings LLP, special counsel to the Borrower, and (ii) local counsel in each of the following states: Ohio, Pennsylvania, Texas, Alabama, Wyoming, Colorado, New Mexico, Virginia and West Virginia.

(h) The Administrative Agent and the Lenders shall have received a certificate of insurance coverage of the Borrower, the Restricted Subsidiaries and the Designated Partnerships evidencing that such Persons are carrying insurance in accordance with Section 7.13.

(i) The Administrative Agent and the Lenders shall have received title information in form and substance reasonably satisfactory to the Lenders setting forth (i) the status of title on at least 80% of the total value of all Oil and Gas Properties (other than Designated Partnership Properties) evaluated in the Initial Reserve Report and (ii) the status of title on the Designated Partnership Properties evaluated in the Initial Reserve Report.

(j) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower or another Loan Party has received all consents and approvals required by Section 7.03 and (ii) there shall be no litigation, governmental, administrative or judicial action or proceeding pending or, to the knowledge of any Officer of the Borrower, threatened in any court or before any Governmental Authority that could reasonably be expected to restrain or prevent the Transactions.

(k) The Lenders shall have received the Initial Reserve Report, accompanied by a certificate covering the matters described in Section 8.11(b)(i).

(l) The Administrative Agent and the Lenders shall have received appropriate UCC and other Lien and real property record search certificates from the jurisdiction of organization of each Loan Party, and any other jurisdiction reasonably requested by the Administrative Agent and the Lenders, in each case reflecting no Liens encumbering the Properties of each Loan Party or Designated Partnership, as applicable, other than Liens released on or prior to the Effective Date or Excepted Liens or Immaterial Title Deficiencies.

(m) The Administrative Agent and the Lenders shall have received a fully executed Intercreditor Agreement and a fully executed Hedge Facility Intercreditor Agreement, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders.

(n) The Administrative Agent and the Lenders shall have received, to the extent requested at least three days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(o) The Lenders shall be reasonably satisfied with the environmental condition of the Loan Parties’ Oil and Gas Properties.

(p) Since December 31, 2013, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Loan Parties (taken as a whole).

(q) The Borrower shall have publicly announced that its quarterly cash distribution will be no higher than $0.325 per common limited partner unit.

(r) The Borrower shall have entered into an amendment to the First Lien Credit Agreement on terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders to, among other things, permit the Transactions contemplated hereby under the First Lien Credit Agreement.

(s) The Borrower shall use the net proceeds of the Loans on the Effective Date in accordance with Section 8.16.

Without limiting the generality of the provisions of Section 11.05, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of the other Loan Parties shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Additional Conditions. (a) The obligation of each Lender to make its Loan is subject to the satisfaction of the following additional conditions:

(i) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(ii) The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except (a) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (b) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(iii) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than Excepted Liens).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2013, reported on by Grant Thornton LLP, independent public accountants, and (ii) as of and for the fiscal quarter and that portion of the fiscal year ended September 30, 2014. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or as disclosed in this Agreement (including the Schedules hereto).

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or affecting the Borrower or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions and, to the knowledge of the Borrower no such action, suit, investigation or proceeding is threatened.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) Without limitation of clause (a) above, no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the best knowledge of any Loan Party, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Loan Parties, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e) The Borrower has taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise Released and there has been no threatened Release of any Hazardous Materials on or to any Property of the Borrower or any Restricted Subsidiary, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) To the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Effective Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g) Neither the Borrower nor any Restricted Subsidiary has any known contingent liability in connection with any Release or threatened Release of any oil, Hazardous Material or solid waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary (i) is in compliance with all Laws applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Event of Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 No Margin Stock Activities. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.10 Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Restricted Subsidiaries in respect of taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No tax Lien (other than Excepted Liens) has been filed and no claim is being asserted with respect to any such tax or other such governmental charge.

Section 7.11 ERISA. Except as set forth on Schedule 7.11 and except as could not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower, the Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Restricted Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, the Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.12 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of the Restricted Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document, including the Initial Reserve Report, (as modified or supplemented by other information so furnished, collectively, the “Information”) contained, as of the date delivered, any material misstatement of fact or omitted to state, as of the date delivered, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, as of the Effective Date, the Information does not contain any misstatement of fact or omit to state any fact that would make the Information, taken as a whole and viewed in the light of the circumstances under which the Information was prepared, misleading in any material respect; provided that, with respect to Information consisting of projected financial information or other forward looking information, the Borrower represents only that such Information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

Section 7.13 Insurance. The Borrower has, and has caused all the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Laws and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Restricted Subsidiaries. All Designated Partnerships maintain all appropriate insurance policies to the extent contemplated or required under the limited partnership agreement (or similar governing document) of such Designated Partnership. With respect to insurance policies of the Borrower and the Restricted Subsidiaries, the Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.14 Restriction on Liens. Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than the First Lien Loan Documents and Capital Leases creating Excepted Liens, but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.15 Subsidiaries.

(a) Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Borrower has no Subsidiaries and each Restricted Subsidiary is a Wholly-Owned Subsidiary. Neither the Borrower nor any Restricted Subsidiary has any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof). Schedule 7.15 lists all the Designated Partnerships and the Undesignated Partnerships owned by the Borrower or the Restricted Subsidiaries and their partnership interests in each such Designated Partnership and Undesignated Partnership. Schedule 7.15 identifies each Unrestricted Subsidiary other than Subsidiaries of Unrestricted Subsidiaries.

(b) The Borrower’s and the Guarantors’ Equity Interests in the Designated Partnerships are free and clear of any and all Liens, claims and encumbrances including any preferential rights to purchase and consents to assignments, other than Excepted Liens.

(c) The amount and type of the authorized Equity Interests of each of the Persons listed on Schedule 7.15 are accurately described thereon, and all such Equity Interests that are issued and outstanding have been validly issued and are fully paid and nonassessable and are owned by and issued to the Person listed as their owner on Schedule 7.15. The Borrower and each Guarantor have good and marketable title to all the Equity Interests of the Subsidiaries issued to it, free and clear of all Liens other than Excepted Liens, and all such Equity Interests have been duly and validly issued and are fully paid and nonassessable (except to the extent general partnership interests are assessable under applicable law).

Section 7.16 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is Atlas Resource Partners, L.P.; and the organizational identification number of the Borrower in Delaware is 5051546 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(d)). Each other Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.17 Properties; Titles, Etc.

(a) Subject to Immaterial Title Deficiencies, each Loan Party specified as the owner had, as of the date evaluated in the most recently delivered Reserve Report, direct, good and defensible title as owner of a fee or leasehold interest to the Oil and Gas Properties (other than Designated Partnership Properties) evaluated in such Reserve Report free and clear of Liens except Excepted Liens. Each Loan Party has good title to all personal Properties owned by it free and clear of all Liens except Excepted Liens. After giving full effect to the Excepted Liens, each Loan Party specified as the owner of Hydrocarbon Interests in the most recently delivered Reserve Report owned, as of the date evaluated in such Reserve Report, the net interests in production attributable to the Hydrocarbon Interests reflected in such Reserve Report (other than those attributable to Designated Partnership Properties), and the ownership (whether in fee or by leasehold) of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property other than as reflected in such Reserve Report; provided that to the extent a Loan Party is a general partner of a Designated Partnership, it is liable for all of the costs and expenses attributable to such Designated Partnership’s interest but is only entitled to its percentage interest in such Designated Partnership’s net revenues. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date to which such Reserve Report relates.

(b) Subject to Immaterial Title Deficiencies, a Loan Party or a Designated Partnership had, as of the date evaluated in the most recently delivered Reserve Report, good and defensible title as owner of a fee or leasehold interest to the Designated Partnership Properties evaluated in such Reserve Report, free and clear of all Liens except Liens described in clause (E) of the definition of “Designated Partnership”. After giving full effect to the Excepted Liens, a Loan Party or a Designated Partnership owned, as of the date evaluated in such Reserve Report, the net interests in production attributable to the Hydrocarbon Interests relating to Designated Partnership Properties reflected in such Reserve Report, and the ownership (in fee or in leasehold) of such Properties shall not in any material respect obligate such owner to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in such owner’s net revenue interest in such Property other than as reflected in such Reserve Report; provided that to the extent a Loan Party is a general partner of a Designated Partnership, it is liable for all of the costs and expenses attributable to such Designated Partnership’s interest but is only entitled to its percentage interest in such Designated Partnership’s net revenues.

(c) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except as in each case could not reasonably be expected to result in a Material Adverse Effect.

(d) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(e) All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the material operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(f) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(g) The interests issued or sold by the Designated Partnerships or Undesignated Partnerships or any Affiliate of the Borrower were issued or sold in compliance with all state and federal laws applicable to such issuance and sale except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No litigation has been commenced, and the Loan Parties are not aware of any litigation that is contemplated, with respect to the offering or sale of the interests in the Designated Partnerships or Undesignated Partnerships that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 7.18 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties and the Designated Partnerships have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Loan Party or any Designated Partnership that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Loan Party or any Designated Partnership, in a manner consistent with such Loan Party’s or Designated Partnership’s past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expect to have a Material Adverse Effect).

Section 7.19 Gas Imbalances. As of the date hereof, except as set forth on Schedule 7.19, on a net basis there are no gas imbalances or other prepayments made to the Borrower, any Restricted Subsidiary or any Designated Partnership with respect to the Oil and Gas Properties evaluated in the Initial Reserve Report that would require the Borrower, any Restricted Subsidiary or any Designated Partnership to deliver and transfer ownership of at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons.

Section 7.20 Marketing of Production. Except for contracts listed on Schedule 7.20, and thereafter disclosed in writing by the Borrower to the Administrative Agent, in each case as included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed in Schedule 7.20 or the most recently delivered Reserve Report), no agreements exist which are not cancelable by the Borrower or a Restricted Subsidiary on 60 days’ notice or less without penalty to the Borrower or a Restricted Subsidiary or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the date hereof (in the case of Schedule 7.20) or the most recently delivered Reserve Report (in the case of each other such agreement).

Section 7.21 Swap Agreements. Each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower, each Restricted Subsidiary and each Designated Partnership, including, all Swap Agreements of a Participating Partnership entered into pursuant to the Designated Partnership Hedge Facility, the type, term, effective date, termination date and notional amounts or volumes and the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. All reports and other information relating to the Designated Partnership Hedge Facility delivered to the Administrative Agent pursuant to Section 8.01(d) are true and complete in all material respects.

Section 7.22 Solvency. The Borrower and the other Loan Parties, taken as a whole, are, and immediately after giving effect to the incurrence of all Debt and obligations being incurred in connection herewith, will be Solvent.

Section 7.23 Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and, to the knowledge of the Responsible Officers of the Borrower, their respective officers, employees, directors and agents that act in any capacity in connection with the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Responsible Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Responsible Officers of the Borrower, any agent of the Borrower or any Subsidiary that act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.24 Targa Transactions. (i) None of the Borrower or any of the Guarantors will assume any obligations or liabilities in connection with the Targa Transactions, other than in respect to the Atlas Pipeline Tennessee Acquisition, provided that (a) in no event the purchase price paid in connection with the Atlas Pipeline Tennessee Transaction shall exceed $1,000,000 and (b) the Atlas Pipeline Tennessee Acquisition will otherwise constitute a Permitted Investment and (ii) none of the assets of the Borrower or the Guarantors which are subject to the Lien in favor of the Collateral Agent will be spun out or otherwise transferred in connection with the Targa Transactions.

ARTICLE VIII

Affirmative Covenants

From the Effective Date and until the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (with an unqualified opinion as to “going concern” and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) certifying a copy of the compliance certificate delivered for such fiscal period under the First Lien Credit Agreement.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Required Lenders, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower, each Restricted Subsidiary and each Designated Partnership, including, without limitation, any Swap Agreement entered into by a Participating Partnership pursuant to the Designated Partnership Hedge Facility, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes and volumes attributable to Designated Partnership production), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement. Concurrently with the delivery of such certificate, the Borrower shall deliver or cause any Participating Partnership to deliver to the Administrative Agent all reports and other information delivered to an Approved Counterparty pursuant to the Designated Partnership Hedge Facility for such period.

(e) Certificate of Insurer – Insurance Coverage. Within 30 days following the reasonable request by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if also reasonably requested by the Administrative Agent, all copies of the applicable policies.

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be. Documents required to be delivered pursuant to Section 8.01(a) and Section 8.01(b) and this Section 8.01(f) may be delivered electronically and shall be deemed to have been delivered on the date on which the Borrower posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any notice of any breach, default, violation, demand, or any other material event furnished to or by any Person pursuant to the terms of any indenture, loan or credit or other similar agreement representing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers. Promptly upon written request of the Administrative Agent, a list of Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary accounting for at least 85% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.

(i) Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, after the Borrower obtains knowledge thereof, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding the Loan Parties. Prompt written notice (and in any event within ten (10) Business Days thereof) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(k) Production Report and Lease Operating Statements. Promptly upon written request of the Administrative Agent, a report setting forth, for the current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred.

(l) Notices of Certain Changes. Except as otherwise provided herein or in the other Loan Documents, promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any other Loan Party.

(m) Certificate of Financial Officer – Consolidating Information. If, at any time, there exist any Unrestricted Subsidiaries of the Borrower, then concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as is reasonably acceptable to the Administrative Agent.

(n) [Reserved.]

(o) Incurrence of Debt by Designated Partnerships. Within five (5) Business Days prior to the incurrence by any of the Designated Partnerships of any Debt, a certificate of a Financial Officer setting forth (i) the name of the Designated Partnership incurring that Debt, (ii) the amount of that Debt, (iii) a description of any security for that Debt, (iv) a statement certifying that the managing general partner, managing member or manager, as applicable, of such Designated Partnership will be the holder of that Debt, and (v) either (A) a statement certifying that, after giving effect to the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships will be less than or equal to $10,000,000 or (B) if, after giving effect to the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships would exceed $10,000,000, a statement designating certain of the Designated Partnerships as Undesignated Partnerships and certifying compliance with Section 9.20, so that, after giving effect to such designation and the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships will be less than or equal to $10,000,000.

(p) Notice of Change in Partnership Status. Prompt written notice, and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, of any Designated Partnership becoming an Undesignated Partnership because it no longer meets requirements set forth in the definition of “Designated Partnership”.

(q) Notice of Amendments to Designated Partnership Organizational Documents. In the event that any Designated Partnership intends to amend or otherwise modify its organizational documents in a manner that could reasonably be expected to be materially adverse to the Administrative Agent or the Lenders, then the Borrower shall deliver to the Administrative Agent reasonable prior written notice of (and a final, unexecuted copy of) such amendment or other modification and any other details thereof reasonably requested by the Administrative Agent.

(r) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA and such information about any Designated Partnership), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(s) Targa Transactions. Prompt written notice (and in any event within two Business Days) of the consummation of the Targa Transactions, which notice shall include (i) a certification of the Borrower that attached to such notice is a true, correct and complete copy of the final, executed Separation Agreement and all material agreements executed in connection therewith and (ii) a designation by the Borrower of which entity shall constitute the “New Parent” and “Parent” hereunder from and after the consummation of the Targa Transactions.

(t) Borrowing Base. No later than three (3) Business Days following (i) the consummation of the syndication of the increased commitments under the First Lien Credit Agreement resulting from a redetermination of the Borrowing Base under the First Lien Credit Agreement or (ii) any redetermination that reduces the Borrowing Base, in each case written notice thereof and of the amount of the Borrowing Base as redetermined.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $10,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations (other than obligations in respect of Debt or Swap Agreements, as to which Section 10.01(f) shall apply), including tax liabilities of the Borrower and all of the Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Restricted Subsidiary in excess of $10,000,000 in the aggregate.

Section 8.05 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to, except to the extent any failure to do so could not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Laws, including, without limitation, applicable pro rata requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any sale of any assets permitted by Section 9.11;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e) to the extent the Borrower is not the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will cause each Designated Partnership to maintain all appropriate insurance policies to the extent contemplated or required under the limited partnership agreement (or similar governing document) of such Designated Partnership. With respect to insurance policies of the Borrower and the Restricted Subsidiaries, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and/or “loss payee”, as applicable, and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties (accompanied by a representative of the Borrower), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be given the opportunity to participate in such discussions), all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of the Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all environmental permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause the Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the Restricted Subsidiaries’ obligations under this Section 8.09 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) Business Days after the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any Person against the Borrower or the Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) of greater than $10,000,000 in excess of the amount covered by insurance.

(c) The Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.10 Further Assurances.

(a) The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, if any, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.11 Reserve Reports.

(a) The Borrower shall furnish to the Administrative Agent and the Lenders the Reserve Report delivered to the First Lien Agent pursuant to the First Lien Credit Agreement no later than 2 Business Days after such Reserve Report is furnished to the First Lien Agent.

(b) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate substantially in the form of Exhibit F from a Responsible Officer certifying that in all material respects, to the best of such Responsible Officer’s knowledge: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, such Responsible Officer only represents that such projections were prepared in accordance with SEC regulations, (ii) the representations and warranties contained in Section 7.17(a) and Section 7.17(b) remain true and correct as of the date of such certificate, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances or other prepayments made to the Borrower, any Restricted Subsidiary or any Designated Partnership with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary or any Designated Partnership to deliver and transfer ownership at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons, (iv) none of the Oil and Gas Properties of the Loan Parties or the Designated Partnerships have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of the Oil and Gas Properties so sold in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the value of all Oil and Gas Properties evaluated in such Reserve Report (other than Designated Partnership Properties) as of the date of the certificate that the value of such Mortgaged Properties represent.

Section 8.12 Title Information.

(a) The Borrower shall, at all times during the term of this Agreement, make available for review by the Administrative Agent and the Lenders at the chief executive office of the Borrower (or such other location as the Borrower may reasonably select) during normal business hours upon reasonable advance notice to the Borrower, title information reasonably requested by the Administrative Agent covering the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

(b) In connection with the delivery of each Reserve Report required by Section 8.11(a), the Borrower shall take all commercially reasonable efforts to ensure that the Administrative Agent shall have received or have been provided reasonable access to, on or prior to the date such Reserve Report is required to be delivered pursuant to Section 8.11(a) title information (reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably require with respect to any Oil and Gas Properties evaluated in such Reserve Report so that the Administrative Agent shall have received, together with title information previously reviewed by the Administrative Agent, the Minimum Title Information.

(c) If the Borrower has provided or made reasonably available title information for Properties under Section 8.12(a) or Section 8.12(b), the Borrower shall, within 90 days of notice from the Administrative Agent that the Administrative Agent has reasonably determined that title defects, exceptions or omissions (other than Excepted Liens (subject to the proviso at the end of such definition) and Immaterial Title Deficiencies) exist with respect to such Properties, either (i) cure any such title defects, exceptions or omissions (including defects or exceptions as to priority) which are not Excepted Liens, (ii) substitute Mortgaged Properties with no title defects, exceptions or omissions except for Immaterial Title Deficiencies and Excepted Liens having at least an equivalent value as determined in the most recent Reserve Report, or (iii) deliver title information in form and substance reasonably satisfactory to the Administrative Agent with respect to other Oil and Gas Properties so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, the Minimum Title Information with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report (and other Oil and Gas Properties submitted as Mortgaged Properties under the foregoing clause (ii)) free from such title defects, exceptions or omissions (other than Excepted Liens (subject to the proviso at the end of such definition) and Immaterial Title Deficiencies).

(d) If the Borrower is unable to take such corrective action as set forth in clause (c) above with respect to any title defect, exception or omission (other than Excepted Liens (subject to the proviso at the end of such definition) and Immaterial Title Deficiencies) reasonably identified by the Administrative Agent or the Lenders within the 90-day period or the Borrower does not timely provide or make reasonably available the Minimum Title Information, such failure shall not be a Default, but instead such unacceptable Mortgaged Property shall be excluded from the determination of PDP PV10. Notwithstanding anything to the contrary contained herein, the failure of any Designated Partnership to hold record title to any Designated Partnership Property shall not be deemed to be a title defect, exception or omission with respect to such Designated Partnership Property for the purposes of this Section 8.12 so long as (i) such Designated Partnership holds beneficial title to such Designated Partnership Property and (ii) a Loan Party holds record title to such Designated Partnership Property.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report prepared in connection with such redetermination pursuant to Section 8.11 and the Oil and Gas Properties subject to a Mortgage as of the date of such Reserve Report. If the aggregate value of the Oil and Gas Properties subject to a Mortgage is less than the Required Mortgage Value, then the Borrower shall, and shall cause the Restricted Subsidiaries (other than any Foreign Subsidiaries) to, grant within 30 days of the delivery of the certificate referred to in Section 8.11(b) to the Administrative Agent as security for the Indebtedness a second-priority Lien (provided that Excepted Liens may exist, but subject to the proviso at the end of such definition) on additional Oil and Gas Properties to the extent necessary to cause the aggregate value of the Oil and Gas Properties subject to a Mortgage to equal or exceed the Required Mortgage Value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent. Any Restricted Subsidiary (other than a Foreign Subsidiary) that creates a Lien on its Oil and Gas Properties shall become a Guarantor in accordance with Section 8.13(b).

(b) The Borrower shall promptly cause each Material Subsidiary (other than a Foreign Subsidiary) formed or acquired after the Effective Date to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall (i) cause such Material Subsidiary (other than a Foreign Subsidiary) to (A) execute and deliver a Joinder Agreement pursuant to which such Material Subsidiary becomes a party to the Guaranty Agreement and becomes a Guarantor, and (B) execute and deliver a Joinder Agreement pursuant to which such Material Subsidiary becomes a party to the Security Agreement and grants a second-priority security interest in substantially all of its personal Property, and (ii) execute and deliver (or, if the direct parent of such Material Subsidiary is not the Borrower, cause such Material Subsidiary’s direct parent to execute and deliver) a Security Agreement Supplement pursuant to which the applicable Loan Party will grant a second-priority security interest in all of the Equity Interests in such Material Subsidiary to the Collateral Agent (and will, without limitation, deliver original certificates (if any) evidencing the Equity Interests of such Material Subsidiary, together with undated stock powers (or the equivalent for any such Material Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof to the First Lien Agent as bailee for the Collateral Agent).

(c) In the event that the Borrower or any Material Subsidiary (other than a Foreign Subsidiary) becomes a partner or member in a Designated Partnership or acquires additional interests in a Designated Partnership, the Borrower shall, or shall cause such Material Subsidiary to, grant a second-priority security interest in all the Equity Interests owned by such Person in such Designated Partnership.

(d) In the event that any Loan Party acquires any material Property (other than any Oil and Gas Property, any Property in which a security interest is created under the Security Agreement) after the Effective Date, the Borrower shall, or shall cause such other Loan Party to, execute and deliver any Security Instruments reasonably required by the Collateral Agent in order to create a second-priority security interest and Lien in such Property; provided that any security interest in the Equity Interests in a Foreign Subsidiary shall not exceed 65% of the voting stock and 100% of the nonvoting stock of such Foreign Subsidiary.

(e) In the event that any Loan Party makes any loans to any Designated Partnership, such Loan Party shall collaterally assign such Loan Party’s interests in such loans to the Administrative Agent for the benefit of the Lenders to secure the Indebtedness on the terms and conditions set forth in the Security Agreement.

(f) In the event that any Loan Party withdraws its ownership interest in a Participating Partnership in the form of a working interest in the production from the Oil and Gas Properties of such Participating Partnership at the direction of the Required Lenders pursuant to Section 10.02(a), such Loan Party shall, substantially contemporaneously with such withdrawal, grant to the Administrative Agent as security for the Indebtedness a second-priority Lien (provided that Excepted Liens may exist, but subject to the proviso at the end of such definition) on such Oil and Gas Properties. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Borrower agrees that it will not, and will not permit any Guarantor to, grant a Lien on any Property to secure the First Lien Debt without contemporaneously granting to the Administrative Agent, as security for the Indebtedness, a second priority, perfected Lien (provided that Excepted Liens may exist, but subject to the proviso at the end of such definition) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Borrower will cause any Subsidiary guaranteeing the First Lien Debt that is not guaranteeing the Indebtedness to contemporaneously become a Guarantor by executing and delivering a Joinder Agreement.

(i) In furtherance of the foregoing in this Section 8.13, each Loan Party (including any newly created or acquired Material Subsidiary (other than a Foreign Subsidiary)) shall execute and deliver (or otherwise provide, as applicable) to the Administrative Agent such other additional Security Instruments, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, environmental assessments, flood information and/or flood insurance policies, in each case as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish and will cause the Restricted Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Restricted Subsidiary or the

ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Restricted Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Restricted Subsidiary and ERISA Affiliate to, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.15 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries; provided that the foregoing will not prohibit payments under expense sharing agreements with such Unrestricted Subsidiaries which are consistent with past practices and/or required by any applicable Governmental Authority.

(b) will not, and will not permit any of the Restricted Subsidiaries to, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries except in accordance with Section 9.04.

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in the Borrower or any Restricted Subsidiary.

Section 8.16 Use of Proceeds. The Borrower shall use the proceeds of the Loans only (i) to repay borrowings under the First Lien Credit Agreement on the Effective Date and (ii) to pay the fees, expenses and other transaction costs of the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any of the regulations of the Board, including Regulations T, U and X.

Section 8.17 Swap Agreements for MGP Volumes. The Borrower shall comply with terms and conditions of Section 8.17 of the First Lien Credit Agreement as of the Effective Date.

ARTICLE IX

Negative Covenants

From the Effective Date and until the principal of and interest on the Loans and all fees due and payable hereunder have been paid in full and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 [Reserved.]

Section 9.02 Limitation on Debt and Preferred Stock.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt) and the Borrower will not permit any of the Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Borrower, and the Restricted Subsidiaries may Incur Debt and issue Preferred Stock if on the date thereof:

(i) the Consolidated Coverage Ratio for the Borrower and the Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds);

(ii) no Default will have occurred or be continuing or would occur as a consequence of Incurring the Debt or transactions relating to such Incurrence;

(iii) such Debt shall not have a final scheduled maturity date earlier than the Maturity Date; and

(iv) such Debt shall not contain any scheduled amortization payments.

(b) Section 9.02(a) hereof will not prohibit the Incurrence of the following Debt or issuance of the following Preferred Stock, as the case may be:

(i) Debt of the Borrower Incurred pursuant to the First Lien Credit Agreement in an aggregate amount not to exceed the greater of (A) $750,000,000 and (B) the amount of the Borrowing Base in effect at such time so long as, in the case of this clause (B), the PDP PV10 to Senior Secured Funded Debt Ratio as of the date of each redetermination of the Borrowing Base that results in the Borrowing Base being greater than $750,000,000 is not less than 1.10 to 1.00;

(ii) Guarantees by the Borrower or Guarantors of Debt of the Borrower or a Guarantor, as the case may be, Incurred in accordance with the provisions of this Agreement; provided that in the event such Debt that is being Guaranteed is Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Loans to at least the same extent as the Debt being Guaranteed, as the case may be;

(iii) Debt of the Borrower owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Debt being held by a Person other than the Borrower or a Restricted Subsidiary and (B) any sale or other transfer of any such Debt to a Person other than the Borrower or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Debt by the Borrower or such Restricted Subsidiary, as the case may be;

(iv) Debt represented by (A) the Loans made on the Effective Date, Incremental Loans, Refinancing Loans, Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, (B) any Debt (other than the Debt described in clauses (i) and (ii) of clause (b) of this Section 9.02) outstanding on the Effective Date and (C) any Refinancing Indebtedness Incurred in respect of any Debt described in this clause (iv) or in clause (v) below or Incurred pursuant to Section 9.02(a) hereof;

(v) Debt of a Person that becomes a Restricted Subsidiary or is acquired by the Borrower or a Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with this Agreement and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or was merged into the Borrower or such Restricted Subsidiary (other than Debt Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or was merged into the Borrower or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person becomes a Restricted Subsidiary or is acquired by or was merged into the Borrower or a Restricted Subsidiary, the Borrower would have been able to Incur $1.00 of additional Debt pursuant to Section 9.02(a) hereof after giving effect to the Incurrence of such Debt pursuant to this clause (v);

(vi) the Incurrence by the Borrower or any Restricted Subsidiary of Debt represented by obligations with regard to Capital Leases, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements or carrying costs of property used in the business of the Borrower or such Restricted Subsidiary, and Refinancing Indebtedness Incurred to Refinance any Debt Incurred pursuant to this clause (vi) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (vi) and then outstanding, will not at any time outstanding exceed $25,000,000;

(vii) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Debt in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and bid, performance, surety and appeal bonds or other similar obligations incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed);

(viii) Equity Interests (other than Disqualified Capital Stock) of the Borrower or any of the Guarantors;

(ix) Debt owed to Parent not to exceed $50,000,000 in the aggregate, provided that all such Debt shall be unsecured and subordinated to the Loans;

(x) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Debt in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees issued or provided for the account of the Borrower and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Borrower or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(xi) the issuance by any of the Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of any Preferred Stock; provided that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is neither the Borrower nor a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (xii); and

(xii) in addition to the items referred to in clauses (i) through (xii) above, Debt of the Borrower and the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (xiii) and then outstanding, will not exceed $50,000,000.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this Section 9.02:

(i) in the event an item of that Debt meets the criteria of more than one of the types of Debt described in clauses (a) and (b) of this Section 9.02, the Borrower, in its sole discretion, will classify such item of Debt on the date of Incurrence and, subject to clause (ii) below, may be later reclassify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses;

(ii) all Debt outstanding on the date of this Agreement under the First Lien Credit Agreement shall be deemed Incurred on the Effective Date under Section 9.02(b)(i);

(iii) Guarantees of, or obligations in respect of letters of credit supporting, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(iv) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and the letters of credit relate to other Debt, then such other Debt shall not be included;

(v) the principal amount of any Disqualified Capital Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi) Debt permitted by this Section 9.02 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.02 permitting such Debt; and

(vii) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Capital Stock and unrealized losses or charges in respect of obligations with regard to Swap Agreements (including those resulting from the application of ASC 815) will not be deemed to be an Incurrence of Debt for purposes of this Section 9.02. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof in the case of any Debt issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 9.02, the Borrower shall be in Default of this Section 9.02).

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 9.02, the maximum amount of Debt that the Borrower may Incur pursuant to this Section 9.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

(g) This Agreement will not treat (i) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (ii) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral.

Section 9.03 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien other than Excepted Liens upon any of its property or assets (including Equity Interests of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of this Agreement or acquired after that date. Notwithstanding the foregoing to the contrary, the only Debt for borrowed money that may be secured by Liens on the property or assets of the Borrower or any Restricted Subsidiary is: (a) Debt under the First Lien Loan Documents, (b) the Indebtedness, (c) Incremental Loans, (d) Refinancing Loans and (e) Debt for borrowed money that is permitted to be secured under the First Lien Credit Agreement.

Section 9.04 Limitations on Restricted Payments; Redemption of Certain Debt and Amendments to Certain Debt Documents.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any payment or distribution on or in respect of the Borrower’s Equity Interests (including any payment or distribution in connection with any merger or consolidation involving the Borrower or any of the Restricted Subsidiaries) except:

(A) dividends or distributions by the Borrower payable solely in Equity Interests of the Borrower (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Equity Interests of the Borrower; and

(B) dividends or distributions payable to the Borrower or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(ii) purchase, redeem, defease, retire or otherwise acquire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Equity Interests of the Borrower (other than Disqualified Capital Stock)); or

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (x) Debt permitted under Section 9.02(b)(iii) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement)

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement referred to in clauses (i) through (iii) shall be referred to herein as a “Restricted Payment”). Notwithstanding the foregoing, the Borrower or a Restricted Subsidiary may make a Restricted Payment if at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom); and

(B) either:

(1) if the Consolidated Coverage Ratio for the Borrower and the Restricted Subsidiaries on the last day of the immediately preceding fiscal quarter is at least 2.25 to 1.0, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made during the fiscal quarter in which such Restricted Payment is made does not exceed the result of:

a. Available Cash; plus

b. without duplication of amounts included in Available Cash, 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined by the Borrower’s Board of Directors in good faith) of property or securities other than cash (including Equity Interests of Persons engaged primarily in the Energy Business or assets used in the Energy Business), in each case received by the Borrower from the substantially concurrent issue or sale of its Equity Interests (other than Disqualified Capital Stock) or other substantially concurrent capital contributions subsequent to the Effective Date (other than Net Cash Proceeds received from an issuance or sale of such Equity Interests to (x) management, employees, directors or any direct or indirect parent of the Borrower, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to Section 9.04 (b)(v)(a), (y) a Subsidiary of the Borrower or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination)); plus

c. the amount by which Debt of the Borrower or the Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Wholly-Owned Subsidiary of the Borrower) subsequent to the Effective Date of any Debt of the Borrower or the Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Capital Stock) of the Borrower (less the amount of any cash, or the fair market value of any other property (other than such Equity Interests), distributed by the Borrower upon such conversion or exchange), together with the net proceeds, if any, received by the Borrower or any of the Restricted Subsidiaries upon such conversion or exchange; plus

d. without duplication of amounts included in Available Cash, the amount equal to the aggregate net reduction in Investments made by the Borrower or any of the Restricted Subsidiaries in any Person subsequent to the Effective Date resulting from:

i. repurchases, repayments or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment (other than to a Subsidiary of the Borrower), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary;

ii. the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (d) was included in the calculation of the amount of Restricted Payments; and

iii. the sale (other than to the Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (items (b), (c) and (d) above being referred to as “Incremental Funds” and for purposes of clause (2)(ii) below, items (b) and (d) above being referred to as “Special Incremental Funds”); minus

e. the aggregate amount of Incremental Funds previously expended pursuant to this clause (B)(1) or clause (B)(2) below or

(2) if the Consolidated Coverage Ratio for the Borrower and the Restricted Subsidiaries as of the last day of the immediately preceding fiscal quarter is less than 2.25 to 1.0, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made during the fiscal quarter in which such Restricted Payment and other Restricted Payments is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Equity Interests of the Borrower plus the related distributions to the General Partner) does not exceed:

a. $125,000,000 less the aggregate amount of Restricted Payments made since the Effective Date pursuant to this clause (B)(2); plus

b. the aggregate amount of Special Incremental Funds not previously expended pursuant to clause (B)(1) above or this clause (B)(2).

(b) The provisions of Section 9.04(a) will not prohibit:

(i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower (other than Disqualified Capital Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Borrower; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Equity Interests or capital contribution will be excluded from Available Cash and clause (B)(1)(ii) of paragraph (a) above and the definition of Incremental Funds;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Loan Parties or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for or out of the proceeds of the substantially concurrent sale of Subordinated Indebtedness that, in each case, is permitted to be Incurred pursuant to Section 9.02; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Capital Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Capital Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 9.02; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this Section 9.04; provided, however, that such dividends and distributions will be included (without duplication) in subsequent calculations of the amount of Restricted Payments (to the extent the declaration thereof has not been previously included); and provided, further however, that for purposes of clarification, this clause (iv) shall not include cash payments in lieu of the issuance of fractional shares included in clause (ix) below;

(v) (a) so long as no Default has occurred and is continuing, the purchase of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests of Parent, the Borrower or any Restricted Subsidiary held by any existing or former employees, management or directors of Parent, the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases since the Effective Date pursuant to this subclause (a) during any calendar year will not exceed $3,000,000 in the aggregate (with unused amounts in any calendar year being carried over to the next succeeding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Borrower from the sale of Equity Interests of the Borrower to members of management or directors of the Borrower and the Restricted Subsidiaries that occurs after the Effective Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (B) of paragraph (a) above), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Effective Date (to the extent the cash proceeds of key man life insurance policies have not otherwise been applied to the payment of Restricted Payments by virtue of clause (B) of paragraph (a) above), less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (v)(a) since the Effective Date; provided further, however, that the amount of any such repurchase or redemption under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such sale will be excluded from clause (B) of paragraph (a) above (including the definition of Incremental Funds); and

(b) the cancellation of loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower the proceeds of which are used to purchase Equity Interests of the Borrower, in an aggregate amount not in excess of $2,000,000 at any one time outstanding; provided, however, that the Borrower and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith in connection with such loans or advances; provided, further, that the amount of such cancelled loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(vi) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities if such Equity Interests represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(vii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those in Section 9.11; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Change of Control Offer or Asset Disposition Offer, as applicable, with respect to the Loans and have completed the repurchase or redemption of all Loans validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such repurchases will be included in subsequent calculations of the amount of Restricted Payments;

(viii) payments or distributions to dissenting stockholders of acquired businesses pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets otherwise permitted under this Agreement; provided, however, that any payment pursuant to this clause (viii) shall be excluded from the calculation of the amount of Restricted Payments;

(ix) cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (ix) shall be excluded from the calculation of the amount of Restricted Payments;

(x) so long as no Default has occurred and is continuing, other Restricted Payments made pursuant to this clause (x) in an aggregate amount not to exceed $5,000,000; provided that any payment pursuant to this clause (x) shall be excluded from the calculation of the amount of Restricted Payments.

(xi) Permitted Payments.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. The fair market value of any non-cash Restricted Payment that is less than $20,000,000 shall be determined conclusively by a Responsible Officer of the Borrower and the fair market value of any non-cash Restricted Payment that is more than $20,000,000 shall be determined conclusively by the Board of Directors of the Borrower acting in good faith whose resolution with respect thereto shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent a Responsible Officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 9.04 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

(d) The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary unless no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could Incur at least $1.00 of additional Debt under Section 9.02(a) on a pro forma basis taking into account such designation. For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 9.04(a) or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

(e) The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 120 days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Senior Notes permitted to be incurred hereunder (other than in connection with a refinancing thereof permitted under Section 9.02 or as set forth in Section 9.04(i)), or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or any indenture, agreement, instrument, certificate or other document relating to the Senior Notes permitted hereunder other than (x) supplemental indentures to add guarantors if such Person has become a Guarantor of the Indebtedness and (y) amendments or other modifications that (A) do not violate the terms of this Agreement or any other Loan Document, (B) could not reasonably be expected to be materially adverse to the rights, interests, or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, and (C) could not reasonably be expected to have a Material Adverse Effect.

(f) The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 120 days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Debt permitted to be incurred under Section 9.02 that is owing to Parent, (other than in connection with a refinancing thereof permitted under Section 9.02 or as set forth in Section 9.04(i)) or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Debt incurred under Section 9.02 that is owing to Parent or any indenture, agreement, instrument, certificate or other document relating to such Debt other than amendments or other modifications that (A) do not violate the terms of this Agreement or any other Loan Document, (B) could not reasonably be expected to be materially adverse to the rights, interests, or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, and (C) could not reasonably be expected to have a Material Adverse Effect.

(g) The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any First Lien Loan Documents if such amendments or other modifications are prohibited under the Intercreditor Agreement.

(h) Notwithstanding the foregoing, the limitations on Restricted Payments set forth in Section 9.04(a) and on payments of certain Debt set forth in Section 9.04(e) and Section 9.04(f) shall not prohibit the Borrower or any of its Restricted Subsidiaries from making any such payments with amounts that, substantially contemporaneously with such payment, become Declined Amounts pursuant to Section 3.04(c).

(i) Notwithstanding anything to the contrary contained in this Section 9.04, no Loan Party shall make any principal payments or make open market purchases (including through the use of Restricted Payments) of Debt or Equity Interests (other than (w) Indebtedness under and as defined in the First Lien Credit Agreement, the Indebtedness hereunder, Incremental Loans and Refinancing Loans, (x) Senior Notes Redeemed in exchange for Equity Interests, (y) Debt (including, without limitation, Senior Notes and Debt permitted under Section 9.02 owing to Parent) Redeemed with the proceeds of Equity Interests on or prior to the first anniversary of the Effective Date (up to a maximum of $50,000,000) and (z) repayments and prepayments of (i) Debt with proceeds of permitted Refinancing Indebtedness and Declined Amounts and (ii) Debt secured by a lien on an asset that is subject to an Asset Disposition or Casualty Event that is required to repaid in connection with such Asset Disposition or Casualty Event) unless such Loan Party shall have first made an offer to the Lenders to prepay the Loans in accordance with this clause (i) in an amount equal to the proceeds that the Loan Parties would otherwise use for such payments, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and any applicable Prepayment Premium, if any, to the date fixed for the closing of such offer. Each Lender may accept its pro rata portion of any debt prepayment offer required to be made pursuant to this clause (i), provided that each Lender may accept all or a portion of such offer made to it by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of such offer. Each acceptance notice from a given Lender shall specify the principal amount of the optional repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have accepted the full amount of the offer. If a Lender fails to deliver an acceptance notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such offer.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to the following (each a “Permitted Investment” and collectively, “Permitted Investments”):

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable and extensions of trade credit arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated no lower than A-2 or P-2 by S&P or Moody’s, respectively;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports), and has a short term deposit rating of no lower than A-2 or P-2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) purchases of the securities of money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g) Investments made after the Effective Date (i) by the Borrower in any Restricted Subsidiary of the Borrower which is a Guarantor, (ii) by any Restricted Subsidiary in the Borrower or any Guarantor, (iii) by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary in an aggregate amount in all such Unrestricted Subsidiaries at any time outstanding not to exceed $31,250,000, and (iv) by the Borrower or any Restricted Subsidiary in Immaterial Subsidiaries in an aggregate amount at any time outstanding not to exceed $18,750,000;

(h) Investments (including, without limitation, capital contributions) in the Designated Partnerships; provided that such Investments shall consist solely of (i) contributions of land (other than Oil and Gas Properties evaluated in the most recent Reserve Report), (ii) loans to a Designated Partnership, and/or (iii) other cash Investments so long as, after giving effect to such cash Investment, no Default or Event of Default has occurred and is continuing or would result therefrom and no Borrowing Base Deficiency exists at such time;

(i) Investments (including, without limitation, capital contributions) in Undesignated Partnerships, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) no Borrowing Base Deficiency exists at such time and (iii) the aggregate amount of such Investments made after the Effective Date (net of the amount of cash dividends, other cash distributions and returns of capital received by any Loan Party in respect of such Investments) does not exceed $37,500,000;

(j) loans or advances to employees, consultants, officers or directors of the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business and consistent with past practices, so long as such Investments do not exceed $4,062,500 at any time outstanding;

(k) Investments in stock, obligations or securities received upon the enforcement of any Lien in favor of the Borrower or any of the Restricted Subsidiaries;

(l) Non-hostile acquisitions of Equity Interests or assets constituting a business unit of any Person, provided that: (i) immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists or would result therefrom; (ii) no Borrowing Base Deficiency exists at such time; (iii) if such acquisition is of Equity Interests, substantially all of the Equity Interests of such Person are acquired and such Person becomes a Guarantor; (iv) such Person is principally engaged in the same business as the Borrower and the Restricted Subsidiaries; and (v) a second priority perfected Lien shall be granted to the Administrative Agent for the benefit of the Lenders in such acquired assets except to the extent such assets are subject to Liens permitted by Section 9.02;

(m) Investments permitted by Section 9.04;

(n) capital stock, promissory notes and other similar non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with any transaction permitted by Section 9.11;

(o) Investments in Swap Agreements relating to the business and finances of the Borrower or any Restricted Subsidiary and not for purposes of speculation;

(p) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of, and other disputes with, customers, suppliers and other Persons obligated to the Borrower or any Restricted Subsidiary;

(q) Investments made from net proceeds from the sale of Equity Interests so long as (i) any such Investment is made within 135 days after the receipt of such proceeds, and (ii) no Default or Event of Default has occurred and is continuing or would result from such Investment; and

(r) so long as no Default or Event of Default has occurred and is continuing or would result from such Investments, other Investments not to exceed $43,750,000 in the aggregate outstanding at any time.

Section 9.06 Business Activities; International Operations. Neither the Borrower nor any Restricted Subsidiary will engage in any business other than the Energy Business, except to the extent as would not be material to the Borrower and the Restricted Subsidiaries taken as a whole. From and after the date hereof, the Borrower and the Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States and Canada.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.16. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.08 ERISA Compliance. The Borrower and the Restricted Subsidiaries will not at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Restricted Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code if either of which would have a Material Adverse Effect.

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any material liability of the Borrower, a Restricted Subsidiary or any ERISA Affiliate to the PBGC.

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $6,250,000.

(e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Restricted Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $6,250,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) contribute to or assume a material obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume a material obligation to contribute to, any Multiemployer Plan.

(g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Restricted Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Restricted Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $6,250,000.

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables acquired or otherwise obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower or a Guarantor any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that:

(a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving Person).

(b) any Restricted Subsidiary of the Borrower may participate in a consolidation with any other Restricted Subsidiary (provided that if a party to such consolidation is a Guarantor or the surviving Person is a Material Subsidiary, then the survivor is either a Guarantor or becomes a Guarantor in accordance with Section 8.13(b), and if one of such Restricted Subsidiaries party to such consolidation is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary).

(c) any Restricted Subsidiary may dispose of any or all of its assets (i) to the Borrower or any other Loan Party or (ii) pursuant to a disposition permitted by Section 9.11.

(d) any Permitted Investment and any other Investment expressly permitted by Section 9.04 or disposition expressly permitted by Section 9.11 may be structured as a consolidation (provided that if any such consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person).

Section 9.11 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition;

(ii) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof; and

(iii) the Loan Parties comply in all respects with the provisions of Section 3.04(c) relating to Asset Dispositions.

(b) For the purposes of Section 9.11(a)(ii), the following will be deemed to be cash:

(i) the assumption by the transferee of Debt (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Borrower or a Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition (or in lieu of such a release, the agreement of the acquirer or its parent company to indemnify and hold the Borrower or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Debt; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating), in which case the Borrower will, without further action, be deemed to have applied such deemed cash to Debt in accordance with Section 3.04(c)(i)(A); and

(ii) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days after receipt thereof.

(c) Notwithstanding the foregoing, the 75% limitation referred to in Section 9.11(a)(ii) shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property if such violations, Release or threatened Release, exposure or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Limitation on Affiliate Transactions.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the independent members of the Board of Directors of the Borrower no comparable transaction with an unrelated Person would be available, such independent directors determine in good faith that such Affiliate Transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view;

(ii) if such Affiliate Transaction involves aggregate consideration in excess of $20,000,000, the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer certifying that such Affiliate Transactions complies with this Section 9.13(a); and

(iii) if such Affiliate Transaction involves aggregate consideration in excess of $35,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determine that such Affiliate Transaction satisfies the criteria in clause (i) above).

(b) Section 9.13(a) will not apply to:

(i) any Restricted Payment permitted to be made pursuant to Section 9.04 or any Permitted Investment;

(ii) any issuance of Equity Interests (other than Disqualified Capital Stock), or other payments, awards or grants in cash, Equity Interests (other than Disqualified Capital Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Equity Interests (other than Disqualified Capital Stock) of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees in the ordinary course of business;

(iii) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries;

(iv) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, in accordance with Section 9.02;

(v) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such joint venture or similar entity;

(vi) the issuance or sale of any Equity Interests (other than Disqualified Capital Stock) of the Borrower or the receipt by the Borrower of any capital contribution from its unitholders;

(vii) indemnities of officers, directors and employees of the Borrower or any of the Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(viii) the payment of customary compensation and fees paid to, and benefits and indemnity provided on behalf of, officers or directors of the Borrower or any Restricted Subsidiary;

(ix) the performance of obligations of the Borrower or any of the Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of the Restricted Subsidiaries is a party as of or on the Effective Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Effective Date will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Lenders than the terms of the agreements in effect on the Effective Date;

(x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) guarantees of performance by the Borrower and its Restricted Subsidiaries of the Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Debt in respect of borrowed money;

(xii) if such Affiliate Transaction is with a Person in its capacity as a holder of Debt or Equity Interests of the Borrower or any Restricted Subsidiary where such Person is treated no more favorably than the holders of such Debt or Equity Interests who are unaffiliated with the Borrower and the Restricted Subsidiaries;

(xiii) transactions between the Borrower or any of its subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Borrower or its Subsidiary, as applicable; provided that such director abstains from voting as a director of the Borrower or its Subsidiary, as applicable, on any matter involving such other Person;

(xiv) any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or that such transaction satisfies the criteria in clause (a)(i) above; and

(xv) gas purchase, gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, storage, lease, platform use, or other operational contracts, entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Borrower or any Restricted Subsidiary with third parties, or if neither the Borrower nor any Restricted Subsidiary has entered into a similar contract with a third party, on terms that are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the Borrower.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary or designate or redesignate a Restricted Subsidiary as an Unrestricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Borrower nor any Restricted Subsidiary shall have any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof).

Section 9.15 Limitations on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests or pay any Debt or other obligations owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(ii) make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Debt Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to or by reason of (a) an agreement in effect at or entered into on the Effective Date and (b) this Agreement;

(ii) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Equity Interests or Debt Incurred by a Person on or before the date on which such Person was acquired by the Borrower or another Restricted Subsidiary (other than Equity Interests or Debt Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Borrower or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property so acquired;

(iii) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Borrower and the Restricted Subsidiaries to realize the value of, property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(iv) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property so acquired;

(v) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Debt or any agreement pursuant to which such Debt was Incurred if:

(A) either (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Debt or agreement or (2) the Borrower determines that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans, as determined in good faith by the Board of Directors of the Borrower, whose determination shall be conclusive; and

(B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financing (as determined by the Borrower);

(vi) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Debt Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this Section 9.15(b) or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this Section 9.15(b) or this clause (vi); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clauses (i) through (v) or clause (vii) of this Section 9.15(b) on the Effective Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(vii) in the case of Section 9.15(a)(iii), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in oil and gas properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in oil and gas properties), license or other contract;

(B) arising from Excepted Liens securing Debt of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(D) restrictions on cash or other deposits imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(E) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business that solely affect the assets or property that is the subject of such agreements and provided that in the case of joint venture agreements such provisions solely affect assets or property of the joint venture; or

(F) any agreement or instrument relating to any property or assets acquired after the Effective Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(viii) (A) purchase money obligations for property acquired in the ordinary course of business and (B) obligations with regard to Capital Leases permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in Section 9.15(a)(iii) on the property so acquired;

(ix) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(x) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(xi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(xii) the First Lien Credit Agreement as in effect as of the Effective Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the First Lien Credit Agreement as in effect on the Effective Date.

Section 9.16 Gas Imbalances. The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, allow on a net basis, gas imbalances or other prepayments made to the Borrower or any Restricted Subsidiary with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any Restricted Subsidiary to deliver and transfer ownership at some future time volumes of their respective Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $9,375,000 without receiving full payment therefore at the time of delivery of those Hydrocarbons.

Section 9.17 Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(a) Swap Agreements (other than purchase options) in respect of commodities entered into by the Borrower fixing prices on oil and/or gas expected to be produced by the Borrower, the Restricted Subsidiaries, the Designated Partnerships and the Undesignated Partnerships, provided that such Swap Agreements are permitted under the First Lien Credit Agreement as in effect on the Effective Date.

(b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap

Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (except that (i) Secured Swap Agreements (as defined in the First Lien Credit Agreement) may be secured by the Mortgaged Properties pursuant to the First Lien Loan Documents and (ii) Permitted Participating Partnership Swap Agreements may be secured by Properties of such Participating Partnership pursuant to the Designated Partnership Hedge Facility).

(d) The Borrower will not, and will not permit any Restricted Subsidiary to, terminate or otherwise unwind or monetize any Swap Agreement in respect of commodities (including, as applicable, any trade confirmations made pursuant thereto), now existing or hereafter arising, without the prior written consent of the Required Lenders except to the extent such terminations are permitted by Section 9.11.

Section 9.18 Tax Status as Partnership; Partnership Agreement. The Borrower shall not alter its status as a partnership for purposes of United States Federal income taxes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend or modify any provision of any organizational document, or any agreements with Affiliates of the type referred to in Section 9.13, if such amendment or modification (a) could reasonably be expected to have a Material Adverse Effect or (b) would result in an increase in the amount of Available Cash.

Section 9.19 Designation and Conversion of Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) No Person shall become an Unrestricted Subsidiary hereunder unless designated as an Unrestricted Subsidiary on Schedule 7.15 as of the date hereof or thereafter, in accordance with Section 9.19(b). Each Unrestricted Subsidiary as of the Effective Date is set forth on Schedule 7.15.

(b) After the Effective Date, the Borrower may designate, by written notice to the Administrative Agent, any Restricted Subsidiary as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency exists or would exist and (ii) at the time of such designation it would be permitted to make an Investment in an Unrestricted Subsidiary under Section 9.04 in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary. Except as provided in this Section 9.19(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, the representations and warranties of the Borrower and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), no Default would exist and the Borrower complies with the requirements of Section 8.13, Section 8.15 and Section 9.14. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(g).

Section 9.20 Designation and Conversion of Undesignated Partnerships. A Designated Partnership will become an Undesignated Partnership under this Agreement (a) automatically upon such Designated Partnership failing to meet the requirements set forth in the definition of “Designated Partnership” at any time, or (b) subject to the following sentence, upon the Borrower delivering written notice to the Administrative Agent designating such Designated Partnership as an Undesignated Partnership. The Borrower may not voluntarily designate any Designated Partnership as an Undesignated Partnership unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) if any Borrowing Base Deficiency would result from such designation as a result of a redetermination of the Borrowing Base pursuant to Section 2.07(g) of the First Lien Credit Agreement, the Borrower prepays borrowings under the First Lien Credit Agreement, prior to or contemporaneously with the effectiveness of such designation, to the extent that such prepayment would have been required under Section 3.04(c)(iii) of the First Lien Credit Agreement after giving effect to such redetermination of the Borrowing Base.

Section 9.21 Change in Name, Location or Fiscal Year. Borrower shall not, and shall not permit any other Loan Party to, (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Mortgaged Property is held or stored (other than locations where such Loan Party is a lessee with respect to any oil and gas lease), or the location of its records concerning the Mortgaged Property as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least five (5) Business Days prior written notice of such change and any reasonable action requested by the Administrative Agent in connection therewith has been, or will be contemporaneously therewith, completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders, in any Mortgaged Property), provided that, any new location shall be in the United States or Canada. The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year which currently ends on December 31.

Section 9.22 Drilling and Operating Agreements. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary or Designated Partnership to, directly or indirectly, amend or otherwise modify any drilling or operating agreement between Borrower or any Restricted Subsidiary and any Designated Partnership which in any case (a) violates the terms of this Agreement or any other Loan Document, (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents or (c) could reasonably be expected to have a Material Adverse Effect.

Section 9.23 Designated Partnerships’ Organizational Documents. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary or any new or newly-designated Designated Partnership to, (a) execute any Organizational Document of any Designated Partnership that does not contain an express provision allowing the Master General Partner of such Designated Partnership to withdraw its ownership interest in such Designated Partnership in the form of a working interest in the production from the Oil and Gas Properties of such Designated Partnership without the consent of any other party to such Organizational Document or (b) directly or indirectly, amend or otherwise modify the Organizational Document of such Designated Partnership to remove the provision required in the foregoing clause (a).

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) in the case of interest and fees payable under Section 3.02 and Section 3.05, respectively, five (5) Business Days, and (ii) in the case of any other fees, interest or other amounts (other than an amount referred to in Section 10.01(a)), five (5) Business Days after the earlier of (A) the day on which a Financial Officer first obtains knowledge of such failure and (B) the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed.

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(o), Section 8.02(a) or in Article IX.

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.12(c), Section 10.01(a), Section 10.01(b), or Section 10.01(d) or any other Loan

Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower or (ii) a Responsible Officer of the Borrower otherwise becoming aware of such default.

(f) the Borrower or any Restricted Subsidiary (i) fails to pay any principal in respect of any Debt or any amount owing under any Swap Agreement (including any Permitted Participating Partnership Swap Agreement) after the same have become due and payable and the aggregate amount remaining unpaid at any time exceeds $18,750,000, (ii) fails to observe or perform (after applicable grace periods, if any) any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt or such Swap Agreement (other than any Permitted Participating Partnership Swap Agreement) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a counterparty of the Borrower or any Restricted Subsidiary in respect of such Swap Agreement or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, principal of such Debt and amounts owing under such Swap Agreement exceeding $18,750,000 in the aggregate to become immediately due and payable; provided, that with respect to this clause (ii), any violation of any financial covenant contained in any agreement evidencing such Debt shall not constitute an Event of Default unless and until the holders of such Debt cause such Debt to become immediately due and payable as a result of such violation, or (iii) fails to observe or perform (after applicable grace periods, if any) any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Permitted Participating Partnership Swap Agreement if the effect of any failure referred to in this clause (iii) is to cause amounts owing under such Permitted Participating Swap Agreements exceeding $18,750,000 in the aggregate to become immediately due and payable.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(i) any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(j) one or more judgments for the payment of money in an aggregate amount in excess of $12,500,000 shall be rendered against the Borrower, any of the Restricted Subsidiaries, or any combination thereof, and all such judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

(k) any provision of the Loan Documents (including the Intercreditor Agreement and the Hedge Facility Intercreditor Agreement) material to the rights and interests of the Lenders shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party, or, in the case of the Intercreditor Agreement and the Hedge Facility Intercreditor Agreement, against any other party thereto, or any provision of the Loan Documents shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any portion of the collateral purported to be covered thereby that is material to the rights and interests of the Lenders, except to the extent permitted by the terms of this Agreement, or any Loan Party shall so state in writing.

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $12,500,000.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, or at the direction of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and each Lender will have all other rights and remedies available to it or them at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after the Maturity Date (or such earlier date if the Loans are accelerated as set forth herein), whether by acceleration or otherwise, shall be applied: first, to payment or reimbursement of that portion of the Secured Obligations (as defined in the Security Agreement) constituting fees, expenses and indemnities payable to the Agents (or its agents or counsel) in its capacity as such; second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders; third, pro rata to payment of accrued interest on the Loans; fourth, pro rata to payment of principal outstanding on the Loans; fifth, pro rata to any other Obligations; and sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Law.

ARTICLE XI

The Agents

Section 11.01 Appointment and Authorization of the Agents. Each Lender hereby irrevocably (subject to Section 11.10) appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither of the Agents shall have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, the Collateral Agent, any syndication agent or documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.02 Delegation of Duties. The Agents may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 11.03 Default; Collateral.

(a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Agents shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until such Agent shall have received instructions from the Required Lenders or the Lenders, as the case may be. All rights of action under the Loan Documents and all right to the Mortgaged Properties, if any, hereunder may be enforced by the Agents and any suit or proceeding instituted by the Agents in furtherance of such enforcement shall be brought in its name as either Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the expenses of the Agents. In actions with respect to any Property of the Borrower or any Restricted Subsidiary, the Agents are acting for the ratable benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Indebtedness shall be construed as being for the ratable benefit of each Lender.

(b) Each Lender authorizes and directs the Collateral Agent to enter into the Security Instruments on behalf of and for the benefit of the Lenders (or if previously entered into, hereby ratifies the Collateral Agent’s (or any predecessor administrative agent’s) previously entering into such agreements and Security Instruments).

(c) Except to the extent unanimity (or other percentage set forth in Section 12.02) is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d) The Collateral Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Mortgaged Property or Security Instruments which may be necessary to perfect and maintain perfected Liens upon the Mortgaged Properties granted pursuant to the Security Instruments.

Neither Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Mortgaged Property exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent (or any predecessor administrative agent) herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 11.03 or in any of the Security Instruments; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE MORTGAGED PROPERTY, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, THE AGENTS MAY ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, GIVEN SUCH AGENT’S OWN INTEREST IN THE MORTGAGED PROPERTY AS ONE OF THE LENDERS AND THAT NEITHER AGENT SHALL HAVE ANY DUTY OR LIABILITY WHATSOEVER TO ANY LENDER, OTHER THAN TO ACT WITHOUT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

(e) The Lenders hereby irrevocably authorize the Agents, at its option and in its discretion, to release any Lien granted to or held by the Agents upon any Mortgaged Property: (i) constituting property in which neither Borrower nor any Restricted Subsidiary owned an interest at the time the Lien was granted or at any time thereafter; (ii) constituting property leased to the Borrower or a Restricted Subsidiary under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed; or (iii) consisting of an instrument or other possessory collateral evidencing Debt or other obligations pledged to either Agent (for the benefit of the Lenders), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded. In addition, the Lenders irrevocably authorize the Agents to release Liens upon Mortgaged Property as contemplated herein and in the other Loan Documents, or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by either Agent at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Mortgaged Property pursuant to this Section 11.03.

(f) In furtherance of the authorizations set forth in this Section 11.03, each Lender hereby irrevocably appoints each Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Security Instruments (including, without limitation, any appointments of substitute trustees under any Security Instruments), (ii) to take action with respect to the Mortgaged Property and Security Instruments to perfect, maintain, and preserve the Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Mortgaged Property to the extent authorized herein or in the other Loan Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to each Agent’s power, as attorney, relative to the Mortgaged Property matters described in this Section 11.03. The powers and authorities herein conferred on each Agent may be exercised by such Agent through any Person who, at the time of the execution of a particular instrument, is an officer of such Agent (or any Person acting on behalf of such Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 11.03(f) to the Agents is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Indebtedness, or any part thereof, shall remain unpaid.

Section 11.04 Liability of Agents. NO RELATED PARTY OF EITHER AGENT SHALL (A) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Restricted Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan

Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower or any Restricted Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Related Party of either Agent shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Restricted Subsidiary or any Affiliate thereof.

Section 11.05 Reliance by the Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Restricted Subsidiary), independent accountants and other experts selected by either Agent. The Agents shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Agents shall, and in all other instances, the Agents may, but shall not be required to, initiate any solicitation for the consent or a vote of the requisite Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6.01, each Lender that has funded its Applicable Percentage of the Loan on the Effective Date (or, if there is no Loan made on such date, each Lender other than the Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender (or otherwise made available for such Lender on SyndTrak Online, DXSyndicate™ or any similar website) for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 11.06 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agents will notify the Lenders of its receipt of any such notice. The Agents shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with this Agreement; provided, however, that unless and until an Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.07 Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that no Related Party of either Agent has made any representation or warranty to it, and that no act by either Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Restricted Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Related Party of either Agent to any Lender as to any matter, including whether Related Parties of either Agent have disclosed material information in their possession. Each Lender represents to the Agents and each other Lender that it has, independently and without reliance upon any Related Party of either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Related Party of either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. In this regard, each Lender acknowledges that Latham & Watkins LLP is acting in this transaction as counsel to the Lenders and Lindquist & Vennum LLP acting as counsel to the Agents. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. Except for notices, reports and other documents expressly required to be furnished to the Lenders by either Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Related Party of either Agent.

Section 11.08 Indemnification of the Agents. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH RELATED PARTY OF THE AGENTS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), IN ACCORDANCE WITH THEIR RESPECTIVE APPLICABLE PERCENTAGES, AND HOLD HARMLESS EACH RELATED PARTY OF THE AGENTS FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (INCLUDING SUCH RELATED PARTY OF EITHER AGENT’S OWN NEGLIGENCE); PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED

PARTY OF EITHER AGENT OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION); provided, however, that no action taken in accordance with the directions of the Required Lenders or inaction directed by the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.08. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.08 shall survive termination of the Commitments, the payment of all Indebtedness hereunder and the resignation or replacement of the Agents.

Section 11.09 The Agents in their Individual Capacity. Wilmington Trust, National Association and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Wilmington Trust, National Association, was not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wilmington Trust, National Association or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither Agent shall be under any obligation to provide such information to them. With respect to its Loans, Wilmington Trust, National Association shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Wilmington Trust, National Association in its individual capacity.

Section 11.10 Successor Agents.

(a) The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, so long as no Event of Default has occurred which is continuing, upon written approval of the Borrower (which approval of the Borrower shall not be unreasonably withheld, delayed or conditioned), a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 12.03 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) The Collateral Agent may resign at any time upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower. If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and, so long as no Event of Default has occurred which is continuing, upon written approval of the Borrower (which approval of the Borrower shall not be unreasonably withheld, delayed or conditioned), a successor collateral agent from among the Lenders. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article XI and Sections 12.03 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor collateral agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 11.11 Syndication Agent; Other Agents; Arranger. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent and the Collateral Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. The Arranger is an express third party beneficiary of the provisions of this Agreement applicable to the Arranger.

Section 11.12 Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Restricted Subsidiary, either Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 12.03.

Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Agents to vote in respect of the claim of any Lender in any such proceeding.

Section 11.13 Intercreditor Agreement and Hedge Facility Intercreditor Agreement. The Lenders hereby authorize the Collateral Agent to enter into the Intercreditor Agreement and the Hedge Facility Intercreditor Agreement and to amend such agreements in accordance with the provisions of Section 12.02. Each Lender (by receiving the benefits thereunder and of the Mortgaged Property pledged pursuant to the Security Instruments) agrees that the terms of the Intercreditor Agreement and the Hedge Facility Intercreditor Agreement shall be binding on such Lender and its successors and assigns, as if it were a party thereto.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Borrower, to it at:

Atlas Resource Partners, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, Pennsylvania 19118

Attn: Sean P. McGrath

Fax: (215) 405-3882

Email: SMcGrath@atlasenergy.com

with a copy to:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, TX 77002

Attn: James Vallee

Fax: (713) 353-3100

Email: jamesvallee@paulhastings.com

(ii) if to either Agent, to it at:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Meghan McCauley

Phone: (612) 217-5647

Fax: (612) 217-5651

Email: MMcCauley@WilmingtonTrust.com

with a copy to:

Lindquist & Vennum LLP

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Mark C. Dietzen, Esq.

Phone: (612) 371-2452

Fax: (612) 371-3207

Email: MDietzen@lindquist.com

(iii) if to any other Lender, in its capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet website or a substantially similar electronic transmission system or digital workspace provider) pursuant to procedures approved by the Administrative Agent (the “Platform”; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties party thereto and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than any waiver of interest under Section 3.02(c) or election not to impose interest under Section 3.02(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;,

(iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any waivers of or amendments to mandatory prepayment provisions under Section 3.04 with respect to any such payments that are not yet due and payable), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender directly and adversely affected thereby,

(iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby,

(v) change or amend Section 12.04 to impose additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder without the written consent of each Lender adversely affected thereby,

(vi) release all or substantially all of the Mortgaged Properties or release Guarantors providing substantially all of the value of the Guaranty Agreement without the written consent of each Lender, or

(vii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (but limited to fees, disbursements and other charges for one counsel to each of (x) the Agents and their respective Affiliates and (y) the Lenders, and if reasonably requested by the Agents, one local counsel in any relevant jurisdiction to the Agents) of the Agents and other outside consultants for the Agents, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents as to the rights and duties of the Agents and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by either Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket expenses incurred by either Agent or any Lender, including the fees, charges and disbursements of any counsel for each of (x) the Agents and (y) the Lenders (but limited to fees, disbursements and other charges for one counsel to all such Persons taken as a whole, and if reasonably necessary, one local counsel in any relevant jurisdiction to such Persons taken as whole), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE ARRANGER, EACH AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY LAW, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY

GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE RESTRICTED SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION), (2) A MATERIAL BREACH OF THE MATERIAL OBLIGATIONS OF SUCH INDEMNITEE UNDER THE LOAN DOCUMENTS OR (3) ANY PROCEEDING THAT IS SOLELY AMONG INDEMNITEES.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to either Agent under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to such Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), (ii) for an assignment by GSO or Magnetar, their Affiliates and their Approved Funds to any Person, unless GSO and Magnetar, their Affiliates and their Approved Funds have transferred more than 50% of the Loans and Commitments held by such entities on the Effective Date or, (iii) if an Event of Default has occurred and is continuing, for an assignment to any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining principal amount of the Loans held by the assigning Lender, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which is waived with respect to GSO, Magnetar and their Affiliates and Approved Funds and which may be further waived or reduced at the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower;.

For the purposes of this Section 12.04, “Approved Fund” means a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is (a) a Lender, (b) an Affiliate of a Lender or (c) managed, advised or sub-advised by a Person or an Affiliate of a Person that manages, advises or sub-advises a Lender or an Affiliate of a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any

assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 12.02(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02, and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant shall be subject to Section 4.01 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Lender may grant to a Conduit Lender the option to provide to the Borrower all or any part of any Loan that a Lender would be required to make, and any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender, in each case, without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.04(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and by the Loan Parties in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other laws for the relief of debtors or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email (in .pdf or similar format) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default under Section 10.01(a) or Section 10.01(b) shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Such Lender shall promptly notify the Borrower after any such set off and application made by such Lender, but the failure to give such notice will not affect the validity of such set off and application. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO

SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of each Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any of the Restricted Subsidiaries, the Agents or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (subject, in the case of such disclosure to any affiliate of the Administrative Agent or a Lender, to the Administrative Agent or such Lender, as applicable, instructing such affiliate to comply with the provisions of this Section 12.11), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, investment advisors and sub-advisors, funding sources of any Lender or their investment advisors or sub-advisors, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) to the extent it becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Restricted Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. Except as set forth in Section 11.11, there are no third party beneficiaries.

Section 12.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Energy Group, LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT –

ATLAS RESOURCE PARTNERS, L.P.]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT –

ATLAS RESOURCE PARTNERS, L.P.]

[ ], as a Lender

By:
Name:
Title:

[INSERT LENDER SIGNATURE BLOCKS]

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT –

ATLAS RESOURCE PARTNERS, L.P.]

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
FS Energy & Power Fund	33.0000%	82,500,000.00
Wayne Funding LLC	7.0000%	17,500,000.00
Wissahickon Creek LLC	4.0000%	10,000,000.00
Lehigh River LLC	10.8000%	27,000,000.00
Juniata River LLC	12.0000%	30,000,000.00
FS Investment Corporation III	13.2000%	33,000,000.00
MTP Energy Master Fund Ltd	15.5200%	38,800,000.00
MTP Energy Opportunities Fund LLC	4.4800%	11,200,000.00
Total	100%	$250,000,000.00

Annex I